EXHIBIT 10.2
EXECUTION VERSION

$30,000,000
SECOND LIEN SENIOR SECURED
CREDIT AGREEMENT
Dated as of December 30, 2005
Among
TRIPLE CROWN MEDIA, LLC,
as the Borrower,
TRIPLE CROWN MEDIA, INC.,
as the Parent and a Guarantor,
THE SUBSIDIARY GUARANTORS NAMED HEREIN,
as Guarantors,
THE INITIAL LENDERS NAMED HEREIN,
as Initial Lenders,
BANK OF AMERICA, N.A.,
as Syndication Agent,
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent
WACHOVIA CAPITAL MARKETS, LLC
and
BANC OF AMERICA SECURITIES LLC,
as Joint Bookrunners and Joint Lead Arrangers

T A B L E  O F  C O N T E N T S

i

ii

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Subsidiary Guarantors
Schedule 1.1	-	EBITDA
Schedule 4.01(b)	-	Loan Parties
Schedule 4.01(c)	-	Subsidiaries
Schedule 4.01(q)	-	Plans and Multiemployer Plans
Schedule 4.01(v)	-	Existing Debt
Schedule 4.01(w)	-	Surviving Debt
Schedule 4.01(x)	-	Liens
Schedule 4.01(y)	-	Owned Real Property
Schedule 4.01(z)(1)	-	Leased Real Property (Lessee)
Schedule 4.01(z)(2)	-	Leased Real Property (Lessor)
Schedule 4.01(aa)	-	Investments
Schedule 4.01(bb)	-	Intellectual Property
Schedule 4.01(cc)	-	Material Contracts
Schedule 4.01(hh)	-	FCC Licenses
Schedule 5.01(q)(i)	-	Collateral Access Leases

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Mortgage
Exhibit F	-	Form of Solvency Certificate
Exhibit G	-	Form of Intercreditor Agreement
Exhibit H-1	-	Form of Opinion of Proskauer Rose LLP, Counsel to the Loan Parties
Exhibit H-2	-	Form of Opinion of Troutman Sanders LLP, Counsel to the Loan Parties
Exhibit I	-	Form of Opinion of Wyatt, Tarrant & Combs, LLP, Local Counsel to the Loan Parties
Exhibit J	-	Form of Opinion of Blooston, Mordkofsky, Dickens, Duffy & Prendergast LLP, Regulatory Counsel to the Loan Parties
Exhibit K	-	Form of Local Counsel Opinion (Mortgages)
Exhibit L	-	Form of Guaranty Supplement
Exhibit M	-	Form of Collateral Access Agreement

iii

SECOND LIEN SENIOR SECURED CREDIT AGREEMENT
          SECOND LIEN SENIOR SECURED CREDIT AGREEMENT, dated as of December 30, 2005, among TRIPLE CROWN MEDIA, LLC, a Delaware limited liability company (the “Borrower”), TRIPLE CROWN MEDIA, INC., a Delaware corporation (the “Parent”), as a Guarantor (as hereinafter defined), the Subsidiary Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, in such capacity, the “Collateral Agent”) for the Secured Parties (as hereinafter defined), BANK OF AMERICA, N.A., as Syndication Agent, Wachovia, as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, in such capacity, the “Administrative Agent” and, together with the Collateral Agent, the “Agents”) for the Lenders (as hereinafter defined) and WACHOVIA CAPITAL MARKETS, LLC and BANC OF AMERICA SECURITIES LLC, as joint bookrunners (in such capacity, collectively, the “Bookrunners”) and joint lead arrangers (in such capacity, collectively, the “Arrangers”).
PRELIMINARY STATEMENTS:
          (1) Gray Television, Inc., a Georgia corporation (“Gray”), has approved the spin-off of its wholly owned direct subsidiary Triple Crown Media, Inc., a newly formed Delaware corporation (“TCM”), to its shareholders (the “Spin-Off”). Prior to such Spin-Off, Gray will contribute (the “Contribution”) its newspaper publishing and Graylink Wireless businesses, consisting of all of its membership interests in Gray Publishing, LLC, a Delaware limited liability company (“Publishing”) that also owns Graylink LLC and Porta-Phone Paging Licensee Corp., to TCM (TCM, Publishing and Publishing’s subsidiaries being hereinafter referred to as the “Gray Businesses”).
          (2) Pursuant to an agreement and plan of merger dated August 2, 2005 (as amended, restated, supplemented or otherwise modified in accordance with its terms, to the extent permitted in accordance with the Loan Documents (as, along with all other capitalized terms not otherwise defined in these Preliminary Statements, defined below), the “Merger Agreement”) entered into by and among TCM, BR Acquisition Corp., a Georgia corporation and a wholly owned subsidiary of TCM, and Bull Run Corporation, a Georgia corporation (“Bull Run”), immediately following the Contribution and Spin-Off, Bull Run will be merged with and into BR Acquisition Corp. (the “Merger”) whereby (a) each shareholder in Bull Run will receive either common stock of TCM or preferred shares of stock of TCM, or a combination of both, (b) the existing shareholders of TCM shall receive rollover equity consisting of new preferred and common stock in TCM (collectively, the “Merger Consideration”) and (c) certain preferred stock shall be redeemed (the “Redemption”). After giving effect to the Merger, TCM shall be a holding company with the Borrower as a direct wholly owned subsidiary, and with the Borrower having as direct wholly owned subsidiaries Bull Run and Publishing.
          (3) The Borrower has requested that after giving effect to the Contribution and the Spin-Off and concurrently with the consummation of the Merger, the Lenders lend to the Borrower up to $30,000,000 under this Agreement which, together with the proceeds of advances made to the Borrower by the lenders under the First Lien Facilities (as defined below), shall be used to refinance in full all Existing Debt of Bull Run and the Existing Debt attributed to the Gray Businesses (the “Refinancing”) and to pay fees, expenses and costs related to the Transaction. The Lenders have indicated their willingness to agree to lend such amount, but only on the terms and conditions of this Agreement, including the granting of the Collateral pursuant to the Collateral Documents and the making of the guarantees pursuant to Article VIII hereof.
          (4) Simultaneously with entering into this Agreement, (a) the Borrower is entering into a First Lien Senior Secured Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 5.02(k), the “First Lien Facilities”) with the Borrower, the guarantors party thereto, the lenders party thereto, certain agents and arrangers party thereto and Wachovia, as administrative agent and (b) the Collateral Agent and the collateral agent under the First Lien Facilities are entering into the Intercreditor Agreement (as hereinafter defined), as acknowledged by the Loan Parties, and the provisions of this Agreement shall be subject to the provisions of the Intercreditor Agreement.
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Administrative Agent” has the meaning specified in the recital of parties to this Agreement.
     “Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lenders from time to time.
     “Advance” has the meaning specified in Section 2.01.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.
     “Agents” has the meaning specified in the recital of parties to this Agreement.
     “Agreement” means this Second Lien Senior Secured Credit Agreement, as amended.
     “Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party” and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement); (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement reasonably determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement. Capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above-described Master Agreement.
     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
     “Applicable Margin” means 8.00% per annum for Base Rate Advances and 9.00% per annum for Eurodollar Rate Advances.
     “Approvals” means (a) all material filings, recordings, and registrations with, and all material validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, and permits from, any Governmental Authority (other than the FCC), including, without limitation, any of the foregoing authorizing or permitting the acquisition, construction, or operation of any Network Facilities or to otherwise provide the services related to the Telecommunications Business of the Parent and its Subsidiaries and (b) all material filings, recordings, and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates and permits from, the FCC, including, without limitation, those authorizing or permitting the acquisition, construction, or operation of any Network Facilities or to otherwise provide the services related to the Telecommunications Business of the Parent and its Subsidiaries and those authorizing or permitting the execution, delivery and performance by the Loan Parties of the Loan Documents and the grant and perfection of the Liens and security interests thereunder.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arrangers” has the meaning specified in the recital of parties to this Agreement.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or by the definition of “Eligible Assignee”) and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.
     “Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.
     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:
     (a) the rate of interest established by Wachovia in Charlotte, North Carolina from time to time as Wachovia’s prime rate; and

     (b) 1/2 of 1% per annum above the Federal Funds Rate.
     The Base Rate is not intended to be nor will it necessarily be the lowest rate of interest extended by Wachovia to its customers.
     “Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).
     “Bookrunners” has the meaning specified in the recital of parties to this Agreement.
     “Borrower” has the meaning specified in the recital of parties to this Agreement.
     “Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.
     “Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by the Lenders.
     “Bull Run” has the meaning specified in the Preliminary Statements.
     “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York, New York or Charlotte, North Carolina and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
     “Capital Expenditures” means, for any Person for any period, all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year. For purposes of this definition, (x) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be, and (y) the capitalized portion of the purchase price payable in connection with any Permitted Acquisition shall not be included in Capital Expenditures.
     “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
     “Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than (i) Liens created under the Collateral Documents and (ii) Permitted Liens): (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States of America, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or Moody’s Investors Service, Inc.; (c) commercial paper, money-market funds and business savings accounts issued by corporations, each of which shall have a combined net worth of at least $100,000,000.00 and each of which conducts a substantial part of its business in the United States, and rated “P-2” or better by Moody’s Investors Service, Inc. or “A-2” or better by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in the regulations) of not less than $100,000,000.00; and (e) shares of any money market mutual fund that (i) has at least ninety-five percent (95%) of its assets invested continuously in the types of investments referred to in clauses (a), (b) and (c) above, (ii) has net assets of not less than $500,000,000.00, and (iii) has the highest rating obtainable from either Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or Moody’s Investors Service, Inc.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.
     “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
     “CFC” means an entity that is a controlled foreign corporation of the Borrower under Section 957 of the Internal Revenue Code.
     “Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons (other than any Permitted Holders) acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Parent; or (b) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, Continuing Directors shall cease for any reason to constitute a majority of the board of directors of the Parent; or (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent; or (d) the Parent shall cease to own 100% of the Equity Interests in the Borrower; or (e) any “Change of Control” (or equivalent event) set forth in the Permitted Refinancing Debt Documents shall have occurred.
     “Collateral” means all “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
     “Collateral Access Agreement” has the meaning specified in Section 5.01(q)(i).
     “Collateral Access Lease” means the Real Property Leases listed on Schedule 5.01(q)(i) and any New Collateral Access Lease that becomes Collateral after the Initial Extension of Credit pursuant to Section 5.01(i).
     “Collateral Account” has the meaning specified in the Security Agreement.

     “Collateral Agent” has the meaning specified in the recital of parties to this Agreement.
     “Collateral Documents” means the Security Agreement, the Mortgages, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(i), (j) or (q), and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties, including under any intellectual property security agreement or supplement.
     “Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I (which is on file with the Administrative Agent) under the caption “Commitment”.
     “Communications” has the meaning specified in Section 9.02(b).
     “Communications Act” means the Communications Act of 1934, as amended, 47 U.S.C. § 151, et seq.
     “Communications Laws” means the Communications Act and the rules and regulations of the FCC in effect at any time thereunder.
     “Confidential Information” means information that any Loan Party furnishes to any Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by such Agent or any Lender of its obligations hereunder or that is or becomes available to such Agent or such Lender from a source other than the Loan Parties.
     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
     “Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

     “Continuing Directors” means the directors of the Parent on the Effective Date and each other director if, in each case, such other director’s nomination for election to the board of directors of the Parent is recommended by at least a majority of the then Continuing Directors.
     “Contribution” has the meaning specified in the Preliminary Statements.
     “Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.
     “Debt” of any Person means (and without duplication for purposes of calculating financial ratios), (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days from the date such trade payables are originally due incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Contingent Obligations and Off-Balance Sheet Obligations of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.
     “Default Interest” has the meaning specified in Section 2.07(b).
     “Defaulted Advance” means, with respect to any Lender at any time, the portion of any Advance required to be made by such Lender to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender or by the Administrative Agent for the account of such Lender pursuant to Section 2.02(d) as of such time.
     “Defaulted Amount” means, with respect to any Lender at any time, any amount required to be paid by such Lender to any Agent or any other Lender hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) the Administrative Agent pursuant to Section 2.02(d) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender, (b) any other Lender pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender and (c) any Agent pursuant to Section 7.05 to reimburse such Agent for such Lender’s ratable share of any amount required to be paid by the Lenders to such Agent as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(a), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.
     “Defaulting Lender” means, at any time, any Lender that, at such time, owes a Defaulted Advance or a Defaulted Amount.
     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I (which is on file with the Administrative Agent) or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
     “EBITDA” means, at any date of determination, the sum, determined on a Consolidated basis, of (a) net income (or net loss), plus (b) the amounts deducted in determining such net income for (i) interest expense (net of any interest income), (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) non-cash non-recurring extraordinary items, (vi) all charges attributable to the integration, automation and/or centralization of the Gray Businesses and the business of Bull Run with the business of the Borrower, which shall be for the purpose of increasing the overall efficiency of the operations of the Parent and its Subsidiaries in an amount not to exceed $1,000,000, (vii) all non-recurring costs incurred in respect of the Spin-Off and the Merger in an amount not to exceed $2,000,000, (viii) any expenses paid for in capital stock of the Parent, including any 401(k) contributions, directors’ fees and expenses for stock options issued, (ix) any non-cash pension expenses, (x) any corporate overhead expenses and costs of Gray allocated by Gray to the Parent or the Borrower and (xi) any expenses and costs related to the Transaction and reimbursed to Gray on or after the Closing Date, minus the amounts added in determining such net income for non-cash non-recurring extraordinary items, in each case of the Parent and its Subsidiaries, determined in accordance with GAAP for the most recently completed Measurement Period; provided that, for the fiscal quarters ended December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005, EBITDA shall be as set forth on Schedule 1.1 hereto.
     “Effective Date” has the meaning specified in Section 3.01.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than an individual) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.
     “Eligible SPV” means a single purpose corporate entity organized and existing under the laws of the State of Delaware the sole assets of which shall consist of any and all FCC Licenses necessary for the conduct of the Telecommunications Business of the Parent and its Subsidiaries; provided that (a) such corporate entity shall be a wholly owned subsidiary of the Borrower and shall be a Loan Party for purposes of the Loan Documents, (b) the constituent documents of such corporate entity shall be in customary form and the operations of such corporate entity shall be conducted, in each case so as to avoid substantive consolidation with the bankruptcy estate of the Borrower or any other Loan Party and otherwise in form and substance reasonably satisfactory to the Administrative Agent, (c) the Equity Interests of such corporate entity shall constitute Pledged

Equity for purposes of the Collateral Documents, and (d) such corporate entity shall not incur, assume or suffer to exist any Debt (other than pursuant to the Loan Documents).
     “Environmental Action” means any action, suit, written demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
     “Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency written and officially promulgated policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such             shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.
     “ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a Lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.
     “Escrow Bank” has the meaning specified in Section 2.15(b).
     “Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I (which is on file with the Administrative Agent) or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
     “Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates), by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.
     “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).
     “Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.
     “Events of Default” has the meaning specified in Section 6.01.

     “Excess Cash Flow” means, for any Measurement Period, an amount (if positive) equal to (a) Consolidated EBITDA for such period minus (b) the sum, without duplication, of the amounts paid in such period of (i) Capital Expenditures, (ii) Interest Expense paid in cash during Measurement Period, (iii) the provision for current taxes based on income of the Parent and its Subsidiaries on a consolidated basis and paid in cash during such Measurement Period and (iv) regularly scheduled and optional repayments or prepayments of principal on outstanding term Debt, plus or minus, as the case may be, any changes in working capital for such period.
     “Excluded Equity Issuances” means (a) any options, stock, or other equity incentive compensation issued in connection with any option or equity plan of the Parent adopted by its Board of Directors, (b) any stock issued upon the exercise of any options granted under the plans referenced in clause (a) above, (c) any stock dividends issued by the Borrower to the Parent or any stock dividends issued by any Subsidiary of the Borrower to the Borrower, (d) any stock dividends permitted to be issued by the Parent hereunder or (e) any Equity Interest of the Parent issued in connection with a Permitted Acquisition that is otherwise permitted hereunder.
     “Existing Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before the occurrence of the Effective Date, as set forth on Schedule 4.01(v).
     “Extension of Credit” means the making of an Advance.
     “Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (including, without limitation, any key man life insurance but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement, including the Merger Agreement; provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments do not exceed $1,000,000 in the aggregate from the Effective Date through and including the Termination Date and are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto within 180 days after receipt thereof, as confirmed in writing to the Administrative Agent by such date of application.
     “Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.
     “FCC” means the Federal Communications Commission and any successor regulatory body of the United States of America having jurisdiction over any Loan Party or any Network Facilities.
     “FCC License” means any Approval issued by the FCC from time to time for the Parent and its Subsidiaries to acquire, construct or operate any Network Facilities or to otherwise provide the services related to the Telecommunications Business of the Parent and its Subsidiaries.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” means the fee letter dated as of December 30, 2005, among the Parent, the Administrative Agent, the Arrangers and Bank of America, N.A., as amended.
     “First Lien Collateral Agent” means the “Collateral Agent” as defined in the First Lien Facilities.
     “First Lien Facilities” has the meaning specified in the Preliminary Statements.
     “First Lien Loan Documents” means the “Loan Documents” as defined in the First Lien Facilities, as amended to the extent permitted under the Loan Documents.
     “First Lien Obligations” means the “Obligations” as defined in the First Lien Facilities of any Loan Party in respect of the First Lien Loan Documents.
     “Fiscal Year” means a fiscal year of the Parent and its Consolidated Subsidiaries ending on December 31 in any calendar year.
     “Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” has the meaning specified in Section 1.03.
     “Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.
     “Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.
     “Gray” has the meaning specified in the Preliminary Statements.
     “Gray Businesses” has the meaning specified in the Preliminary Statements.
     “Guaranteed Obligations” has the meaning specified in Section 8.01.
     “Guaranties” means the Parent Guaranty and the Subsidiary Guaranty.
     “Guarantors” means the Parent and the Subsidiary Guarantors.
     “Guaranty Supplement” has the meaning specified in Section 8.07.

     “Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, friable or material quantities or concentrations of asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances defined, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
     “Hedge Agreements” means interest rate, commodity or currency swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements (including, without limitation, all “swap agreements” as defined in 11 U.S.C. § 101).
     “Indemnified Party” has the meaning specified in Section 9.04(b).
     “Information Memorandum” means the information memorandum dated October, 2005, as supplemented, based on information provided by Gray, Bull Run and the Parent used by the Arrangers in connection with the syndication of the Commitments.
     “Initial Extension of Credit” means the initial Borrowing hereunder.
     “Initial Lenders” means the Initial Lenders.
     “Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.
     “Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
     “Intercreditor Agreement” means the Intercreditor Agreement, in substantially the form of Exhibit G hereto, between the Collateral Agent and the collateral agent for the First Lien Facilities and acknowledged by the Borrower, as amended.
     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance that ends after any principal repayment installment date unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date shall be at least equal to the aggregate principal amount of Advances due and payable on or prior to such date;
     (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

     (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
     “Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Parent’s internal controls over financial reporting, to the extent described in the Securities Laws, but in any case excluding any events publicly disclosed prior to the date hereof in respect of the reclassification of dividends in respect of Preferred Interests.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Inventory” means all Inventory referred to in Section 1(b) of the Security Agreement.
     “Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.
     “Lease Agreement” means the lease agreement dated as of November 21, 2005 between the Parent and Gray, as amended, to the extent permitted under the Loan Documents.
     “Leased Real Properties” means those properties listed in Schedule 4.01(z)(1).
     “Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.
     “Leverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Debt of the Parent and its Subsidiaries at such date to (b) Consolidated EBITDA of the Parent and its Subsidiaries for the most recently completed Measurement Period.
     “Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

     “Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Guaranties, (d) the Collateral Documents, (e) the Fee Letter and (f) the Intercreditor Agreement, in each case as amended.
     “Loan Parties” means the Borrower and the Guarantors.
     “Margin Stock” has the meaning specified in Regulation U.
     “Material Adverse Change” means any material adverse change in the business, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) or prospects of (a) the Gray Businesses, (b) Bull Run and its Subsidiaries or (c) the Parent and its Subsidiaries, in each case taken as a whole (including, without limitation, in connection with any termination of or change to any Material Contracts).
     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, condition (financial or otherwise), assets or liabilities (actual or contingent) or prospects of the Parent and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender under any Transaction Document or (c) the ability of any Loan Party to perform its Obligations under any Transaction Document to which it is or is to be a party.
     “Material Contract” means, with respect to any Person, (a) each contract to which such Person is a party with respect to such Person’s sports marketing or newspaper distribution business involving aggregate consideration payable to such Person of $1,000,000 or more in any year or (b) each contract to which such Person is a party (other than any contract referred to in clause (a)) involving aggregate consideration payable to such Person of $1,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person, but excluding any Related Documents and any First Lien Loan Documents.
     “Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Parent ending on or prior to such date or, if less than four consecutive fiscal quarters of the Parent have been completed since the date of the Initial Extension of Credit, the fiscal quarters of the Parent that have been completed since the date of the Initial Extension of Credit; provided that (a) for purposes of determining an amount of any item included in the calculation of a financial ratio or financial covenant (other than EBITDA) for the fiscal quarter ended March 31, 2006, such amount for the Measurement Period then ended shall equal such item for such fiscal quarter multiplied by four; (b) for purposes of determining an amount of any item included in the calculation of a financial ratio or financial covenant (other than EBITDA) for the fiscal quarter ended June 30, 2006, such amount for the Measurement Period then ended shall equal such item for the two fiscal quarters then ended multiplied by two; and (c) for purposes of determining an amount of any item included in the calculation of a financial ratio or financial covenant (other than EBITDA) for the fiscal quarter ended September 30, 2006, such amount for the Measurement Period then ended shall equal such item for the three fiscal quarters then ended multiplied by 4/3.
     “Merger” has the meaning specified in the Preliminary Statements.
     “Merger Agreement” has the meaning specified in the Preliminary Statements.
     “Merger Consideration” has the meaning specified in the Preliminary Statements.

     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Mortgage Policies” has the meaning specified in Section 5.01(q)(ii)(B).
     “Mortgages” has the meaning specified in Section 5.01(q)(ii).
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained by a Loan Party for employees of any Loan Party or any ERISA Affiliate and by at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
     “Net Cash Proceeds” means (a) with respect to any sale, lease, transfer or other disposition of any asset of the Parent or any of its Subsidiaries (other than any sale, lease, transfer or other disposition of assets pursuant to clause (i), (ii), (iii), (iv), (vi) or (viii) of Section 5.02(e)), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale, lease, transfer or other disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt (other than Debt under the Loan Documents) that is secured by such asset and that is required to be repaid in connection with such sale, lease, transfer or other disposition thereof, (B) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Parent or its Subsidiaries, (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith, and (D) any amounts maintained in escrow to cover any indemnification obligations or obligations in respect of employee benefits in connection with any such sale, lease, transfer or other disposition; provided, however, that in the case of taxes that are deductible under clause (C) above but for the fact that, at the time of receipt of such cash and Cash Equivalents, such taxes have not been actually paid or are not then payable, such Loan Party or such Subsidiary may deduct an amount (the “Reserved Amount”) equal to the amount reserved in accordance with GAAP for such Loan Party’s or such Subsidiary’s reasonable estimate of such taxes, other than taxes for which such Loan Party or such Subsidiary is indemnified; provided further that, at any time such taxes are paid, an amount equal to the amount, if any, by which the Reserved Amount for such taxes exceeds the amount of such taxes actually paid shall constitute “Net Cash Proceeds” of the type for which such taxes were reserved for all purposes hereunder; provided further that, at any time any amounts under clause (D) above are released from escrow and returned to the Loan Parties and their Subsidiaries, such amounts shall constitute “Net Cash Proceeds” for all purposes hereunder and provided even further that Net Cash Proceeds shall not include any such amounts to the extent (x) such amounts are reinvested in capital assets used or useful in the business of the Parent and its Subsidiaries within 12 months after the date of receipt thereof in an aggregate amount from the Effective Date through and including the Termination Date not to exceed $1,000,000, or (y) such amount in respect of any sales, leases, transfers or other dispositions (individually or in the aggregate) shall not exceed $250,000;

     (b) with respect to the incurrence or issuance of any Debt by the Parent or any of its Subsidiaries (other than Debt incurred or issued pursuant to Section 5.02(b)), the excess of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Parent or any of its Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i);
     (c) with respect to the sale or issuance of any Equity Interests (including, without limitation, the receipt of any capital contribution) by any Person, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions or similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses, incurred by the Parent or any of its Subsidiaries in connection with such sale or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); provided, however, that Net Cash Proceeds shall not include any cash and Cash Equivalents received in connection with a sale or issuance of Excluded Equity Issuances; and
     (d) with respect to any Extraordinary Receipt that is not otherwise included in clauses (a), (b) or (c) above, the excess of (i) the sum of the cash and Cash Equivalents received in connection therewith over (ii) any out-of-pocket costs, fees and expenses attributable to claiming such Extraordinary Receipts; provided, however, that Net Cash Proceeds shall not include any such amounts to the extent (x) such amounts are reinvested in capital assets used or useful in the business of the Parent and its Subsidiaries within 12 months after the date of receipt thereof, or (y) such amount in respect of any Extraordinary Receipts (individually or in the aggregate) shall not exceed $1,000,000 in the aggregate from the Effective Date through and including the Termination Date.
     “Network Facilities” means the switches and the network of digital and analog facilities owned or leased by the Parent or any of its Subsidiaries for use in their Telecommunications Business.
     “New Collateral Access Lease” has the meaning specified in Section 5.01(i).
     “New Owned Property” has the meaning specified in Section 5.01(i).
     “Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Advance made by such Lender, as amended, endorsed or replaced.
     “Notice of Borrowing” has the meaning specified in Section 2.02(a).
     “NPL” means the National Priorities List under CERCLA.
     “Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include

(a) the obligation to pay principal, interest, reimbursement amounts, charges, expenses, fees, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.
     “Off-Balance Sheet Obligation” means, with respect to any Person, any Obligation of such Person under a synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing classified as an operating lease in accordance with GAAP, if such Obligations would give rise to a claim against such Person in a proceeding referred to in Section 6.01(f).
     “Other Taxes” has the meaning specified in Section 2.12(b).
     “Owned Real Property” means those properties listed in Schedule 4.01(y).
     “Paging Services” means sound and/or data messaging services provided through the transmission of coded radio signals between fixed stations and mobile end user devices under the authority of licenses issued by the FCC under Title 47, parts 22, 24 and/or 90 of the Code of Federal Regulations.
     “Parent” has the meaning specified in the recital of parties to this Agreement.
     “Parent Guaranty” means the guaranty of the Parent set forth in Article VIII.
     “Participant Register” has the meaning specified in Section 9.07(k) of this Agreement.
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
     “Permitted Acquisition” has the meaning specified in Section 5.02(f)(vii) of this Agreement.
     “Permitted Asset Exchange” means the exchange by the Parent and its Subsidiaries of the assets and properties consisting of the newspaper The Goshen News of Goshen, Indiana (“Goshen”) pursuant to an arm’s-length transaction the purpose of which is to acquire (and such exchange actually results within 45 days of such exchange in the acquisition of) assets and properties consisting of another newspaper (such assets and properties are hereinafter referred to as the “Target Newspaper”); so long as (a) no Event of Default shall have occurred and be continuing before or after giving effect to such exchange of assets or properties, (b) the Target Newspaper shall have been acquired by the Parent or any of its Subsidiaries pursuant to such exchange of assets and properties within 365 days after the Closing Date, (c) EBITDA of the Target Newspaper for the twelve-month period most recently ended prior to the effective date of such exchange shall be equal to or greater than the EBITDA for the same period for Goshen, and the EBITDA of the Target Newspaper shall have a positive historical trend during such twelve-month period, (d) the Target Newspaper shall be located for circulation in a stable community or suburban newspaper market comparable to the other newspaper properties of the Parent and its Subsidiaries and shall be located for circulation outside of a city zone circulation area and/or home county of a metropolitan daily newspaper, (e) the Target Newspaper shall be located in a market with demonstrated regional economic growth for the five year period prior to the effective date of such exchange of assets and properties and such market shall have reasonable expectations of economic growth of at least the national average for the five year period following such effective date, (f) the Target Newspaper shall own comparable printing facilities to the printing facilities of the Parent and its Subsidiaries which shall be exchanged as part of the Permitted Asset Exchange, (g) any cash consideration paid by any party in connection with such exchange of assets and properties shall not exceed 10% of the cash and non-cash consideration paid by such party, and shall be subject in any case to approval by the Administrative Agent, (h) the fair market value of the Target Newspaper shall be equal to at least the fair market value of Goshen, (i) the Target Newspaper shall be exchanged free and clear of any Debt and Liens (other than any immaterial Debt or Liens), and no material suit, investigation, litigation, proceeding or other liability shall be pending or outstanding in respect of the Target Newspaper and the Parent and its Subsidiaries shall have conducted customary due diligence with respect to the Target Newspapers with results satisfactory to them, and (j) the Administrative Agent shall have received a certificate from the Borrower certifying as to all the foregoing and the Administrative Agent shall be reasonably satisfied with such certificate and all evidence of the foregoing.
     “Permitted Encumbrances” has the meaning specified in the Mortgages.
     “Permitted Holder” means (a) each of J. Mack Robinson and Robert S. Prather, Jr., (b) their spouses and lineal descendants, (c) in the event of the incompetence or death of any of the Persons described in clauses (a) or (b), such Person’s estate, executor, administrator, committee and other personal representative, (d) any trusts created for the benefit of the Persons described in clause (a) or (b), (e) any Person controlled by any of the Persons described in clauses (a), (b), (c) or (d), or (f) any group of Persons (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of which any Person described in clauses (a) through (e), individually or collectively, has control over such group. For purposes of this definition, “control”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by agreement or otherwise.
     “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the encumbered property thereby unmarketable or materially adversely affect the value or use of such property for its present purposes; (e) leases or subleases granted by any Loan Party or any of its Subsidiaries to others in the ordinary course of business not interfering in any material respect with the ordinary course of the business of the grantor thereof; (f) licenses of trademarks and other intellectual property rights granted by any Loan Party or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary course of the business of the grantor thereof; (g) Liens securing any judgment not constituting an Event of

Default or securing appeal or other surety bonds related to such judgments; (h) pledges or deposits to secure the performance of tenders, bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, insurance statutory bonds, surety and customs bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (i) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business; (j) Liens solely on any cash earnest money deposits made by any Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder; (k) Liens on assets or property acquired pursuant to a Permitted Acquisition or a Permitted Asset Exchange, or on assets or property of a Subsidiary of any Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (i) any Debt that is secured by such Liens is permitted to exist under Section 5.02(b) and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition or Permitted Asset Exchange and do not attach to any other Collateral; (l) Liens created under the “Security Agreement” (as defined in the First Lien Facilities) to secure obligations in respect of Secured Hedge Agreements (as defined in the First Lien Facilities); and (m) Permitted Encumbrances.
     “Permitted Refinancing Debt” means unsecured subordinated Debt of the Borrower (and unsecured subordinated guarantees thereof by any Subsidiary Guarantor (for so long as such Person remains a Subsidiary Guarantor)) incurred under Permitted Refinancing Debt Documents so long as (a) the final maturity date thereof is no earlier than one year following the latest Termination Date then in effect for outstanding Advances at the time of the issuance of any such Permitted Refinancing Debt, (b) there are no scheduled amortization, mandatory redemption or sinking fund provisions or similar provisions prior to the maturity of the Permitted Refinancing Debt (other than provisions requiring an offer to purchase Permitted Refinancing Debt to be made upon the occurrence of a change in control or asset sale on terms reasonably satisfactory to the Administrative Agent), (c) the subordination provisions applicable to the Permitted Refinancing Debt shall be in form and substance reasonably satisfactory to the Administrative Agent, (d) the interest rates (calculated including any original issue discount in respect thereof) and related premiums applicable to any issue of Permitted Refinancing Debt shall be based on market interest rates existing at such time for transactions of a similar nature with issuers that are similarly situated with the Borrower, (e) the respective Permitted Refinancing Debt Documents shall not contain (i) any financial maintenance covenants (or defaults having the same effect as a financial maintenance covenant) or (ii) any cross-default provisions (although such Permitted Refinancing Debt Documents may include a provision for a cross-acceleration and a cross-payment default at final maturity to other material Debt), (f) all other terms and conditions of each issue of Permitted Refinancing Debt shall be in form and substance reasonably satisfactory to the Administrative Agent, (g) no Default or Event of Default then exists or would result from the issuance of such Permitted Refinancing Debt, (h) prior to the issuance of any Permitted Refinancing Debt, the Borrower shall have delivered to the Administrative Agent a certificate of the Borrower’s Chief Financial Officer certifying (and showing the calculations therefor in reasonable detail) that the Parent and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 5.04 on the date of the issuance of the Permitted Refinancing Debt after giving effect thereto and the application of the proceeds thereof on such date, (i) prior to the issuance of any Permitted Refinancing Debt, the Borrower shall deliver evidence reasonably satisfactory to the Administrative Agent, including a certificate of the Chief Financial Officer of the Borrower (accompanied by any required financial calculations in reasonable detail) and an opinion of counsel for the Borrower, that the issuance of such Permitted Refinancing Debt (and all related Permitted Refinancing Debt Documents) are permitted by all other Permitted Refinancing Debt then outstanding and (j) the Net Cash Proceeds of such Permitted Refinancing Debt shall be used, first, to repay in full any amounts outstanding in respect of the First Lien Loan Documents, and second, to repay in full any amounts outstanding in respect of the Loan Documents.
     “Permitted Refinancing Debt Documents” means any and all documentation (including, without limitation, any indenture or purchase agreement) entered into in connection with any issuance of Permitted Refinancing Debt.
     “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Platform” has the meaning specified in Section 9.02(b).
     “Pledged Debt” has the meaning specified in the Security Agreement.
     “Pledged Equity” has the meaning specified in the Security Agreement.
     “Post Petition Interest” has the meaning specified in Section 8.08(b).
     “Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.
     “Publishing” has the meaning specified in the Preliminary Statements.
     “Real Property Lease” means all of the leases of real property under which any Loan Party or any of its Subsidiaries is the lessee from time to time.
     “Receivables” means all Receivables referred to in Section 1(c) of the Security Agreement.
     “Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.
     “Redemption” has the meaning specified in the Preliminary Statements.
     “Refinancing” has the meaning specified in the Preliminary Statements.
     “Register” has the meaning specified in Section 9.07(d).
     “Registered Loans” has the meaning specified in Section 9.07(d).
     “Registration Statement” means the registration statement on Form S-4 of the Parent filed with the SEC on September 13, 2005, as amended.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     “Related Documents” means the Merger Agreement, the Tax Sharing Agreement, the Separation and Distribution Agreement and the Lease Agreement.
     “Related Party Assignment” has the meaning specified in Section 9.07(a).
     “Related Party Register” has the meaning specified in Section 9.07(d).
     “Required Lenders” means, at any time, Lenders owed or holding at least 51% in interest of the aggregate principal amount of the Advances outstanding at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time.
     “Responsible Officer” means any officer of any Loan Party or any of its Subsidiaries.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successors thereto.
     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.
     “Secured Parties” means the Agents and the Lenders.
     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and, in each case, the rules and regulations of the SEC promulgated thereunder, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date under this Agreement.
     “Security Agreement” has the meaning specified in Section 3.01(a)(ii).
     “Separation and Distribution Agreement” means the Separation and Distribution Agreement dated as of August 2, 2005 between the Parent and Gray, as amended by Amendment No. 1 to Separation and Distribution Agreement effective as of November 18, 2005 and as may be further amended to the extent permitted under the Loan Documents.

     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained by a Loan Party for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Spin-Off” has the meaning specified in the Preliminary Statements.
     “Subordinated Obligations” has the meaning specified in Section 8.08.
     “Subordinated Debt” means, as to any Loan Party, any Debt of such Loan Party which, by its terms, is subordinated or intended to be subordinated to the Obligations, including, the Permitted Refinancing Debt, if any.
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
     “Subsidiary Guarantors” means the Subsidiaries of the Borrower listed on Schedule II hereto and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty pursuant to Section 5.01(i).
     “Subsidiary Guaranty” means the guaranty of the Subsidiary Guarantors set forth in Article VIII together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(i), in each case as amended, amended and restated, modified or otherwise supplemented.
     “Supplemental Collateral Agent” has the meaning specified in Section 7.01(c).
     “Surviving Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before and after giving effect to the Initial Extension of Credit.

     “Tax Sharing Agreement” means the Tax Sharing Agreement dated as of August 2, 2005 between the Parent and Gray, as amended to the extent permitted under the Loan Documents.
     “Taxes” has the meaning specified in Section 2.12(a).
     “TCM” has the meaning specified in the Preliminary Statements.
     “Telecommunications Business” means the business of (a) transmitting, or providing services relating to the transmission of, voice or data through owned or leased transmission facilities, including, without limitation, any Paging Services and (b) constructing, creating, developing or marketing communications-related network equipment, software and other devices for use in the business described in clause (a) above.
     “Termination Date” means the earlier of (a) the date of the acceleration of the Advances pursuant to Section 6.01 and (b) December 30, 2010.
     “Transaction” means the Contribution, the Spin-Off, the Merger, the Refinancing, the Redemption, the payment of the Merger Consideration and the other transactions contemplated by the Transaction Documents.
     “Transaction Documents” means, collectively, the Loan Documents and the Related Documents.
     “Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.
     “Unaccrued Indemnity Claims” means claims for indemnification that may be asserted by the Administrative Agent or any Lender or any other Indemnified Party under the Loan Documents that are unaccrued and contingent and as to which no claim, notice or demand has been given to or made on any Loan Party (with a copy to the Administrative Agent) within 10 Business Days after the Borrower’s request therefor to the Administrative Agent (unless the making or giving thereof is prohibited or enjoined by applicable law or any order of any Governmental Authority).
     “Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     “Wachovia” has the meaning specified in the Preliminary Statements.
     “Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
     SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

     SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(h) (“GAAP”).
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
     SECTION 2.01. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (an “Advance”) to the Borrower on the Effective Date in an amount not to exceed such Lender’s Commitment at such time, consisting of Advances made simultaneously by the Lenders ratably according to their Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.
     SECTION 2.02. Making the Advances. (a) The initial Borrowing as of the Effective Date shall be made on notice, given not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the date of such proposed Borrowing in the case of such Borrowing consisting of Eurodollar Rate Advances, or on the same date of such proposed Borrowing (which shall be a Business Day) in the case of such Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof. Such notice of a Borrowing (the “Notice of Borrowing”) shall be in writing, or by telephone, confirmed immediately in writing, or by telecopier or electronic communication, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of such Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 11:00 A.M. (Charlotte, North Carolina time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.
          (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for the initial Borrowing hereunder or for any Conversion during the period from the date hereof until the earlier of (x) 30 days thereafter and (y) the completion of the primary syndication of the Facility, as determined by the Arrangers in their sole discretion, or for any Borrowing if the aggregate amount of such Borrowing is less than $1,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10 and (ii) the Advances may not be outstanding as part of more than five separate Borrowings.
          (c) The Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of the initial Borrowing that the Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any actual loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any actual loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
          (d) Unless the Administrative Agent shall have received written notice from any Lender prior to the date of the initial Borrowing that such Lender will not make available to the Administrative

Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate plus 1/2 of 1%. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.
          (e) The failure of any Lender to make the Advance to be made by it as part of the initial Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of such Borrowing.
     SECTION 2.03. [Intentionally Omitted].
     SECTION 2.04. Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Advances on the Termination Date.
     SECTION 2.05. Termination of the Commitments. The Commitments shall be automatically and permanently reduced on the date of the initial Borrowing as of the Effective Date (after giving effect to such Borrowing), to zero.
     SECTION 2.06. Prepayments. (a) Optional. The Borrower may, after the payment and cash collateralization in full of the First Lien Obligations and the termination of the First Lien Facilities, upon at least one Business Day’s notice in the case of Base Rate Advances and three Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (A) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof and (B) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c). Each such prepayment shall be applied to reduce the principal amount of the outstanding Advances of each of the Lenders on a pro rata basis.
          (b) Mandatory. Subject to the provisions of the Intercreditor Agreement and subject to the prior payment and cash collateralization of the First Lien Obligations in accordance with the terms of the First Lien Facilities:
          (i) The Borrower shall, on the 120th day following the end of each Fiscal Year, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings in an amount equal to 75% of the amount of Excess Cash Flow for such Fiscal Year (provided that, (A) to the extent the Leverage Ratio for such Fiscal Year shall be less than 5.50:1.00 but equal to or greater than 4.00:1.00, such amount shall be reduced to 50% of Excess Cash Flow for such Fiscal Year, and (B) to the extent the Leverage Ratio for such Fiscal Year shall be less than 4.00:1.00, such amount shall be reduced to 0% of Excess Cash Flow for such Fiscal Year). Each such prepayment shall be applied to reduce the principal amount of the outstanding Advances of each of the Lenders on a pro rata basis based upon the outstanding Advances owing to each such Lenders.
          (ii) The Borrower shall, if at such time the First Lien Obligations have been paid and cash collateralized in full, on the date of receipt of any Net Cash Proceeds by any Loan Party or any of its Subsidiaries from (A) the sale, lease, transfer or other disposition of any assets of any Loan Party or any of its Subsidiaries, (B) the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Debt, (C) the sale or issuance of any Equity Interests (including, without limitation, the receipt of any capital contribution) by any Loan Party or any of its Subsidiaries and (D) any Extraordinary Receipts received by or paid to or for the account of any Loan Party or any of its Subsidiaries and not otherwise included in clause (A), (B) or (C) above, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings in an amount equal to 100% of the amount of such Net Cash Proceeds in the case of clauses (A), (B), (C) and (D). Each such prepayment shall be applied to reduce the principal amount of the outstanding Advances of each of the Lenders on a pro rata basis based upon the outstanding Advances owing to each such Lenders.
          (iii) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 9.04(c). If any payment of Eurodollar Rate Advances otherwise required to be made under Section 2.06(b) would be made on a day other than the last day of the applicable Interest Period therefor, the Borrower may direct the Administrative Agent to (and if so directed, the Administrative Agent shall) deposit such payment in the Collateral Account until the last day of the applicable Interest Period at which time the Administrative Agent shall apply the amount of such payment to the prepayment of such Advances; provided, however, that such Advances shall continue to bear interest as set forth in Section 2.07 until the last day of the applicable Interest Period therefor.
          (c) Prepayment Premium. Any prepayment of Advances pursuant to Sections 2.06(a) or (b) (other than prepayments resulting from Excess Cash Flow pursuant to Section 2.06(b)(i)) that is made on or prior to the second anniversary of the Closing Date shall be accompanied by a premium such that the aggregate amount of such prepayment shall equal (i) if such prepayment is made on or prior to the first anniversary of the Closing Date, 102% of the principal amount prepaid and (ii) if such prepayment is made after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date, 101% of the principal amount prepaid.
     SECTION 2.07. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
     (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
     (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each last day of a calendar quarter that occurs during such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
          (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.07(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.07(a), as applicable and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and, in all other cases, on Base Rate Advances pursuant to clause (i) of Section 2.07(a); provided, however, that following the acceleration of the Advances, or the giving of notice by the Agent to accelerate the Advances, pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.
          (c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period”, the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.
     SECTION 2.08. Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.
     SECTION 2.09. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Advances comprising part of the same Borrowing under shall be made ratably among the Lenders in accordance with their Commitments or Advances. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.
          (b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances.

          (ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.
          (iii) Upon the occurrence and during the continuance of any Event of Default, (A) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
     SECTION 2.10. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that a Lender claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, and shall be prima facie evidence of the amount or amounts set forth therein.
          (b) [Intentionally Omitted.]
          (c) If, with respect to any Eurodollar Rate Advances, Lenders owed at least 51% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.
          (d) Notwithstanding any other provision of this Agreement, if the introduction or effectiveness of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.
          (e) In the event that any Lender demands payment of costs or additional amounts pursuant to Section 2.10 or Section 2.12 or any obligations under Section 2.10 or Section 2.12 shall accrue in respect of the Loan Parties, or in the event that any Lender asserts, pursuant to Section 2.10(d), that it is unlawful for such Lender to make Eurodollar Rate Advances or becomes a Defaulting Lender then (subject to such Lender’s right to rescind such demand or assertion within 10 days after the notice from the Borrower referred to below) or if such Lender is unable to designate a different lending office which would result in Section 2.10(a) no longer being applicable to such Lender, the Borrower may, so long as no Event of Default has occurred and is continuing and so long as such costs or additional amounts are materially more than those charged by other Lenders, upon 20 days’ prior written notice to such Lender and the Administrative Agent, elect to cause such Lender to assign its Advances and Commitments in full to one or more Persons selected by the Borrower so long as (a) each such Person satisfies the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent, (b) such Lender receives payment in full in cash of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.10, 2.12, 2.15 and 9.04) and (c) each such Lender assignee agrees to accept such assignment and to assume all obligations of such Lender hereunder in accordance with Section 9.07. Moreover, if any Lender has refused to consent to a proposed change, waiver, discharge or release with respect to this Agreement or any other Loan Document which has been approved by the Required Lenders as provided in Section 9.01, the Borrower may, so long as no Event of Default has occurred, upon 20 days’ prior written notice to such Lender and the Administrative Agent, elect to cause such Lender to assign its Advances in full to one or more Persons selected by the Borrower so long as (a) each such Person satisfies the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent, (b) such Lender receives payment in full in cash of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.10, 2.12, 2.15 and 9.04) and (c) each such Lender assignee agrees to accept such assignment and to assume all obligations of such Lender hereunder in accordance with Section 9.07.
     SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 2:00 P.M. (Charlotte, North Carolina time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

          (b) The Borrower hereby authorizes each Lender and each of its Affiliates, if and to the extent payment owed to such Lender is not made when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender or such Affiliate any amount so due.
          (c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (d) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.
          (f) Whenever any payment received by the Administrative Agent under this Agreement, any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lenders in the following order of priority:
     (i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;
     (ii) second, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Section 9.04 hereof, Section 24 of the Security Agreement and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

     (iii) third, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lenders under Sections 2.10 and 2.12 hereof on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lenders on such date;
     (iv) fourth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lenders under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lenders on such date;
     (v) fifth, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lenders under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lenders on such date;
     (vi) sixth, ratably to the payment of the principal amount of all of the outstanding Advances that is due and payable to the Administrative Agent and the Lenders on such date, ratably based upon the respective aggregate amounts of all such principal owing to the Administrative Agent and the Lenders on such date; and
     (vii) seventh, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date.
     SECTION 2.12. Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender or any Agent hereunder or under the Notes or any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes or any other Loan Document being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other Loan Document to any Lender or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any Notes or any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, the Notes, the Mortgages or the other Loan Documents (hereinafter referred to as “Other Taxes”).
          (c) The Loan Parties shall indemnify each Lender and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor.
          (d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the Notes or the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
          (e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender remains lawfully able to do so), provide the Administrative Agent for transmission to the Borrower (or in the case of an assignee pursuant to an Assignment and Acceptance that is not delivered to the Administrative Agent in accordance with the last sentence of Section 9.07(a) hereof, to the assigning Lender only) with an original Internal Revenue Service Form W-8BEN, W-8IMY or W-8ECI (provided that if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8IMY establishing a reduced rate of United States withholding pursuant to a treaty or a W-8ECI, such Lender hereby represents and warrants that such Lender is not (x) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (y) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (z) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code, and such Lender agrees that it shall promptly notify Administrative Agent in the event any such representation is no longer accurate), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or any other Loan Document or, in the case of a Lender that is not a “bank” as described above, certifying that such Lender is a foreign corporation, partnership, estate or trust. Notwithstanding anything herein to the contrary, if the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN, W-8IMY or W-8ECI, that the applicable Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.
          (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
          (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
          (h) If any Lender determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by Borrower pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.12 exceeding the amount needed to make such Lender whole, such Lender shall pay to the Borrower, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit.
     SECTION 2.13. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the Notes and the other Loan Documents at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Lender shall be shared on a pro rata basis only with other Lenders. Each of the Loan Parties agrees that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.
     SECTION 2.14. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to consummate the Merger, the Refinancing and the Redemption and to pay fees and expenses in connection therewith and to provide working capital for the Parent and its Subsidiaries.
     SECTION 2.15. Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to any Agent or any of the other Lenders and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Agents or such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Agents or such other Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent, such other Agents and such other Lenders and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent, such other Agents and such other Lenders, in the following order of priority:
     (i) first, to the Agents for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents; and
     (ii) second, to any other Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) of this Section 2.15.
          (b) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, any Agent or any other Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such Agent or such other Lender shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (b) shall be deposited by the Administrative Agent in an account with a bank (the “Escrow Bank”) selected by the Administrative Agent, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (b). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Escrow Bank’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (b). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:
     (i) first, to the Agents for any amounts then due and payable by such Defaulting Lender to them hereunder, in their capacities as such, ratably in accordance with such respective amounts then due and payable to the Agents;
     (ii) second, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders; and
     (iii) third, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.
In the event that any Lender that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender shall be distributed by the Administrative Agent to such Lender and applied by such Lender to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.
          (c) The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that any Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.
     SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note, in substantially the form of Exhibit A hereto, payable to the order of such Lender in a principal amount equal to the Commitment of such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.
          (b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.
          (c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
ARTICLE III
CONDITIONS OF LENDING
     SECTION 3.01. Conditions Precedent to Initial Extension of Credit. The obligation of each Lender to make an Advance on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit (and Article II of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which such conditions precedent have been satisfied):
     (a) The Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified):
     (i) The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.16.
     (ii) A security agreement in substantially the form of Exhibit D hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 5.01(i) or otherwise, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

     (A) certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,
     (B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the second priority (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations) liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,
     (C) completed requests for information, dated on or before the date of the Initial Extension of Credit, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any of the Loan Parties as debtor, together with copies of such other financing statements, all as reasonably satisfactory to the Administrative Agent,
     (D) evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the security interest created thereunder,
     (E) evidence of the insurance required by the terms of the Security Agreement, and
     (F) evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the second priority (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations) liens and security interests created under the Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements).
     (iii) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the Transaction and each Transaction Document to which it is or is to be a party as in full force and effect, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transaction and each Transaction Document to which it is or is to be a party.
     (iv) A copy of a certificate of the Secretary of State of the jurisdiction of formation of each Loan Party, dated reasonably near the date of the Initial Extension of Credit, certifying (A) as to a true and correct copy of the charter or similar organizational document of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter (or similar organization document) on file in such Secretary’s office, (2) such Loan Party has paid all franchise taxes to the date of such certificate and (3) such Loan Party is duly organized and in good standing or presently subsisting under the laws of the State of the jurisdiction of its organization.

     (v) A certificate of each Loan Party, signed on behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary, or in the case such Loan Party does not have a Secretary or any Assistant Secretary, any other duly qualified officer of such Loan Party, dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the charter or similar organizational document of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(iv), (B) a true and correct copy of the bylaws of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(iii) were adopted and on the date of the Initial Extension of Credit, (C) the due organization and good standing or valid existence of such Loan Party under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth, in all material respects, of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit (other than any such representations and warranties that, by their express terms, refer to a specific date, in which case as of such specific date) and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.
     (vi) A certificate of the President or a Vice President and the Secretary or an Assistant Secretary of each Loan Party, or in the case such Loan Party does not have a Secretary or any Assistant Secretary, any other duly qualified officer of such Loan Party, certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.
     (vii) Certified copies of each of the Related Documents, duly executed by the parties thereto and in form and substance reasonably satisfactory to the Lenders, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request, including, without limitation, evidence of the consent of the board of directors of each of Bull Run, Gray and TCM and the shareholders of Bull Run.
     (viii) A certificate in substantially the form of Exhibit F hereto, attesting to the Solvency of each of the Loan Parties, before and after giving effect to the Transaction, from the Chief Financial Officer of the Borrower.
     (ix) The Intercreditor Agreement, in substantially the form of Exhibit G hereto.
     (x) Evidence of the Loan Parties’ insurance coverage reasonably satisfactory to the Administrative Agent, demonstrating that the Loan Parties’ existing insurance coverage remains in effect, together with endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be.
     (xi) A Notice of Borrowing relating to the Initial Extension of Credit.
     (xii) A favorable opinion of (A) Proskauer Rose LLP, counsel to the Loan Parties, in substantially the form of Exhibit H-1 hereto and (B) Troutman Sanders LLP, counsel to the Loan Parties in substantially the form of Exhibit H-2 hereto.

     (xiii) A favorable opinion of Wyatt, Tarrant & Combs, LLP, local counsel for the Loan Parties in Kentucky, in substantially the form of Exhibit I hereto and as to such other matters as the Administrative Agent may reasonably request.
     (xiv) A favorable opinion of Blooston, Mordkofsky, Dickens, Duffy & Prendergast LLP, regulatory counsel for the Loan Parties, in substantially the form of Exhibit J hereto and as to such other matters as the Administrative Agent may reasonably request.
     (b) The Arrangers shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and each of its Subsidiaries the Equity Interests in which Subsidiaries are being pledged pursuant to the Loan Documents, including the terms and conditions of the charter or similar organizational document, bylaws and each class of Equity Interest in each Loan Party and each such Subsidiary and of each agreement or instrument relating to such structure or capitalization (including, without limitation, as to the ability of any Subsidiary of the Borrower to pay dividends or make distributions to or otherwise advance funds to, its equity holders), and any FCC Licenses shall be held by an Eligible SPV.
     (c) After giving pro forma effect to the Transaction and the Initial Extension of Credit hereunder, the Parent and its Subsidiaries shall have (i) a pro forma consolidated EBITDA (calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act of 1933, as amended and including other adjustments, if any, agreed to by the Arrangers and the Parent, the “Closing Date Pro Forma EBITDA”) for the twelve-month period ended September 30, 2005 of at least $18,000,000, (ii) a ratio of Consolidated Debt of the Parent and its Subsidiaries as of the Closing Date to Closing Date Pro Forma EBITDA of not greater than 6.75:1.00, and (iii) a ratio of Consolidated Debt of the Parent and its Subsidiaries as of the Closing Date secured or intended to be secured by a first-priority perfected Lien on any property or assets of the Parent or any of its Subsidiaries to Closing Date Pro Forma EBITDA of not greater than 5.25:1.00.
     (d) The Arrangers shall have received, in form and substance reasonably satisfactory to the Arrangers, (i) copies of the financial statements referred to in Sections 4.01(h) and 4.01(i) and (ii) forecasts prepared by management of balance sheets, income statements and cashflow statements of the Parent and its Subsidiaries, which shall be quarterly for Fiscal Year 2005 and Fiscal Year 2006 and annual thereafter for the term of the this Agreement and the First Lien Facilities.
     (e) The Administrative Agent shall be satisfied that all Existing Debt of the Parent and its Subsidiaries (including such Existing Debt attributed to the Gray Businesses) and Bull Run and its Subsidiaries, other than Surviving Debt, has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments relating thereto terminated, any and all liens securing such indebtedness shall have been released and that all Surviving Debt shall be in an amount and on terms and conditions reasonably satisfactory to the Administrative Agent.
     (f) The Arrangers shall be reasonably satisfied with the terms and amounts of any intercompany indebtedness among the Loan Parties and the flow of funds, as of the Effective Date, in connection with this Agreement and the First Lien Facilities.
     (g) The Loan Parties shall comply with the terms of the Fee Letter.

     (h) The Arrangers shall be reasonably satisfied with senior management of the Loan Parties.
     (i) All Governmental Authorizations, Approvals and third party consents necessary in connection with the Transaction shall have been obtained (including, without limitation, the consents of the board of directors of each of Bull Run, Gray and TCM and the shareholders of Bull Run and, in any case, without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect; all applicable waiting periods in connection with the Transaction shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable in the judgment of the Lenders, in each case that restrains, prevents or imposes materially adverse conditions upon the Transaction or the operation of the businesses of the Loan Parties or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.
     (j) There shall exist no action, suit, labor dispute, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or, to the Loan Parties’ knowledge, threatened before any Governmental Authority that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction.
     (k) The Arrangers shall have completed their legal and confirmatory business, tax, accounting, ERISA, and environmental due diligence concerning the Parent, Bull Run and their respective Subsidiaries (including the Gray Businesses), with results in all respects reasonably satisfactory to the Arrangers (including, without limitation, as to the tax free nature of the Merger, the Spin-Off and the Transaction) and shall not have become aware of any material information or other matter (including any matter relating to financial models and underlying assumptions relating to the projections affecting the Parent, Bull Run or their respective Subsidiaries (including the Gray Businesses), that in the judgment of the Arrangers is inconsistent in a material and adverse manner with any due diligence results or with any information or other matter previously disclosed to the Arrangers.
     (l) The Arrangers shall be reasonably satisfied that (i) the Parent and its Subsidiaries will be able to meet their obligations under all employee and retiree welfare plans, (ii) the employee benefit plans of the Parent and its ERISA affiliates are, in all material respects, funded in accordance with the minimum statutory requirements, (iii) no “reportable event” (as defined in ERISA, but excluding events for which reporting has been waived) has occurred as to any such employee benefit plan, and (iv) no termination of, or withdrawal from, any such employee benefit plan has occurred or is contemplated that could reasonably be expected to result in a material liability.
     (m) The Arrangers shall have received such other documents, agreements and opinions in connection with this Agreement, all reasonably satisfactory in form and substance, as the Arrangers may reasonably request.
     (n) The Merger Agreement and the Separation and Distribution Agreement shall be in full force and effect, and the Spin-Off and the Merger shall have been consummated, in all material respects, in accordance with the terms of the Merger Agreement and the Separation and Distribution Agreement, without any waiver or amendment that is adverse to the Lenders unless consented to by the Arrangers of any term, provision or condition set forth therein, and in compliance with all applicable laws.

     (o) The Borrower shall have received not more than $93,000,000 in gross cash proceeds from the advances under the First Lien Facilities, and the Merger Consideration shall have been paid upon terms and to investors reasonably satisfactory to the Arrangers.
     (p) The Borrower shall have paid all accrued fees of the Agents and Arrangers and all reasonable expenses of the Agents and Arrangers (including the reasonable accrued fees and expenses of counsel to the Administrative Agent and local counsel to the Lenders).
     (q) The representations and warranties contained in each Loan Document are true and correct in all material respects on and as of the date of the Initial Extension of Credit, before and after giving effect to the initial Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their express terms, refer to a specific date other than the date of such Borrowing, in which case as of such specific date.
     (r) No Default has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom.
     (s) The Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent may reasonably request.
     SECTION 3.02. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     SECTION 4.01. Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:
     (a) Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or limited partnership (as applicable) power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding Equity Interests in the Parent have been validly issued, are fully paid and non-assessable.
     (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Loan Parties, showing as of the date hereof (as to each Loan Party) the jurisdiction of its incorporation,

the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 3.01(a)(iv) is a true and correct copy of each such document, each of which is valid and in full force and effect.
     (c) Set forth on Schedule 4.01(c) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents.
     (d) The execution, delivery and performance by each Loan Party of each Transaction Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate, limited liability company or limited partnership (as applicable), powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable), action, and do not (i) contravene such Loan Party’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate, in any material respect, any law, rule, regulation (including, without limitation, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the material breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.
     (e) No Governmental Authorization, and no notice to or filing with any Governmental Authority or any other third party, is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the second priority (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations) nature thereof) or (iv) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings already obtained, taken, given or made and which are in full force and effect. No Governmental Authorization, and no notice or a filing with any Governmental Authority or any other third party, is required for the due execution, delivery or performance by any Loan Party of any Transaction Document (other than any Loan Documents) to which it is or is to be a party, or for the consummation of the Transaction, except for the authorization, approvals, actions, notices and filings set forth in the Related Documents, all of which have been duly obtained, taken, given or made and which are in full force and effect or for those required to be taken, given or made following the Effective Date in accordance with such Related Documents. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them. The Spin-Off and the Merger have been consummated, in all material respects, in accordance with the Separation and Distribution Agreement and the Merger Agreement (without any modifications thereof or waivers thereunder) and applicable law.
     (f) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or to the Loan Parties’ knowledge threatened before any Governmental Authority or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction.
     (g) This Agreement has been, and each other Transaction Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Transaction Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.
     (h) The Consolidated balance sheet of the Gray Businesses as at December 31, 2004, and the related Consolidated statement of income and Consolidated statement of cash flows of the Gray Businesses for the fiscal year then ended, duly certified by the Chief Financial Officer of Gray, and the Consolidated balance sheet of the Gray Businesses as at September 30, 2005, and the related Consolidated statement of income and Consolidated statement of cash flows of the Gray Businesses for the nine months then ended, duly certified by the Chief Financial Officer of Gray, copies of which have been furnished to each Lender, fairly present, in all material respects, the Consolidated financial condition of the Gray Businesses as at such dates and the Consolidated results of operations of the Gray Businesses for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since December 31, 2004, there has been no Material Adverse Change and no Internal Control Event has occurred. Such financial statements set forth all material liabilities, actual or contingent, of the Gray Businesses as of the date of such financial statements. The Consolidated balance sheet of Bull Run and its Subsidiaries as at August 31, 2005, and the related Consolidated statement of income and Consolidated statement of cash flows of Bull Run and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of PricewaterhouseCoopers LLP, independent public accountants, and the Consolidated balance sheet of Bull Run and its Subsidiaries as at September 30, 2005, and the related Consolidated statement of income and Consolidated statement of cash flows of Bull Run and its Subsidiaries for the one month then ended, duly certified by the Chief Financial Officer of Bull Run, copies of which have been furnished to each Lender, fairly present, in all material respects, the Consolidated financial condition of Bull Run and its Subsidiaries as at such dates and the Consolidated results of operations of Bull Run and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since August 31, 2005, there has been no Material Adverse Change and no Internal Control Event has occurred. Such financial statements set forth all material liabilities, actual or contingent, of Bull Run and its consolidated Subsidiaries as of the date of such financial statements.

     (i) The Consolidated pro forma balance sheet of the Parent and its Subsidiaries as at September 30, 2005, and related Consolidated pro forma statements of income and cash flows of Bull Run and its Subsidiaries for the twelve months then ended, certified by the Chief Financial Officer of the Parent, copies of which have been furnished to each Lender, fairly present, in all material respects, the Consolidated pro forma financial condition of the Parent and its Subsidiaries as at such date and the Consolidated pro forma results of operations of the Parent and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP. The Consolidated pro forma balance sheet of the Parent and its Subsidiaries as at the Effective Date, certified by the Chief Financial Officer of the Parent, copies of which have been furnished to each Lender, fairly present, in all material respects, the Consolidated pro forma financial condition of the Parent and its Subsidiaries as at such date after giving effect to the Transaction, all in accordance with GAAP.
     (j) The Consolidated forecasted balance sheet, statement of income and statement of cash flows of the Parent and its Subsidiaries delivered to the Lenders pursuant to Section 3.01(d)(ii) or 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance. It is acknowledged and understood that the projections as they relate to future events are not to be reviewed as representations and warranties that such events will occur and that actual results may differ significantly from the projected results.
     (k) Neither the Information Memorandum nor the Registration Statement nor any other information, exhibit or report furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents, taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.
     (l) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
     (m) Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Transaction Documents, will violate any provision of any such Act or any rule, regulation or order of the SEC thereunder.
     (n) Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could be reasonably likely to have a Material Adverse Effect.
     (o) All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.
     (p) Each Loan Party is, individually and together with its Subsidiaries, Solvent.
     (q) (i) Set forth on Schedule 4.01(q) hereto is a complete and accurate list of all Plans and Multiemployer Plans.
     (ii) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.
     (iii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Employee Benefits Security Administration and furnished to the Lenders, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.
     (iv) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability exceeding $600,000 to any Multiemployer Plan.
     (v) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.
     (r) (i) The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.
     (ii) None of the properties currently or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there are no friable or material quantities or concentrations of asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries that is reasonably likely to result in an Environmental Action against any Loan Party or any of their Subsidiaries or otherwise is reasonably likely to result in a material liability under applicable Environmental Laws.

     (iii) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.
     (s) (i) Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement other than the Tax Sharing Agreement or any other tax sharing agreement approved by the Required Lenders.
     (ii) Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and all taxes shown thereon to be due, together with applicable interest and penalties have been paid.
     (iii) The Spin-Off and the Merger will not be taxable to Bull Run, the Parent or their respective Subsidiaries, or to the Gray Businesses.
     (t) Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.
     (u) The properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or the applicable Subsidiary operates.
     (v) Set forth on Schedule 4.01(v) hereto is a complete and accurate list of all Existing Debt (other than Surviving Debt), showing as of the date hereof the obligor and the principal amount outstanding thereunder.
     (w) Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all Surviving Debt, showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.
     (x) Set forth on Schedule 4.01(x) hereto is a complete and accurate list of all Liens on the property or assets of any Loan Party or any of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.
     (y) Set forth on Schedule 4.01(y) hereto is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries (“Owned Real Property”), showing as of the date hereof, and as of any date such Schedule is required to be supplemented pursuant to Section 5.03(l), the street address, county or other relevant jurisdiction, state, record owner and the sum of the book value and total amount of depreciation deducted from such book value from the date the real property was acquired thereof. Each Loan Party or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.
     (z) (1) Set forth on Schedule 4.01(z)(1) hereto is a complete and accurate list of all Real Property Leases under which any Loan Party or any of its Subsidiaries is the lessee, showing as of the date hereof, and as of any date such Schedule is required to be supplemented pursuant to Section 5.03(l), the street address, county or other relevant jurisdiction, state, names of the lessor and lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.
     (2) Set forth on Schedule 4.01(z)(2) hereto is complete and accurate list of all leases of real property under which any Loan Party is the lessor, showing as of the date hereof, and as of any date such Schedule is required to be supplemented pursuant to Section 5.03(l), the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.
     (aa) Set forth on Schedule 4.01(aa) hereto is a complete and accurate list of all Investments in Debt or Equity Interests held by any Loan Party or any of its Subsidiaries on the date hereof, showing as of the date hereof, as to any Debt, the amount, obligor or issuer and maturity, if any, thereof, and as to any Equity Interests, the amount, the issuer and the nature thereof.
     (bb) Set forth on Schedule 4.01(bb) hereto is a complete and accurate list of all registered patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of each Loan Party or any of its Subsidiaries, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date.
     (cc) Set forth on Schedule 4.01(cc) hereto is a complete and accurate list of all Material Contracts of each Loan Party and its Subsidiaries, showing as of the date hereof the parties, subject matter and term thereof (it being understood that for purposes of Schedule 4.01(cc) only, the amount set forth in clause (b) of the definition of Material Contract shall be deemed $2,500,000). Each Material Contract has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under any Material Contract by any party thereto.
     (dd) Each Loan Party is in compliance in all material respects with the requirements of all laws (including, without limitation, the Patriot Act), rules, regulations and all orders, writs, injunctions, decrees, determinations or awards applicable to it or to its properties, except in such instances in which (i) such requirement of law, rule, regulation, order, writ, injunction, decree, determination or award is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be likely to have a Material Adverse Effect, except that no representations or warranties are made hereunder with respect to any laws, rules or regulations that are the subject of the representations and warranties set forth in Sections 4.01(f), (m), (q), (r) and (s). Neither the Parent nor any of its Subsidiaries is in material violation of any laws relating to terrorism or money laundering, including, without limitation, the Patriot Act.

     (ee) None of the Loan Parties nor any of their Subsidiaries is (i) named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or (ii) (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person, and the proceeds from any Advances hereunder will not be used to fund any operations in, finance any investments or activities in, or make any payments to, any such country, agency, organization or person.
     (ff) The Obligations of the Loan Parties under the Loan Documents constitute “Senior Debt” (or any comparable term) or the sole “Designated Senior Debt” (or any comparable term) under the provisions of any Subordinated Debt.
     (gg) The representations and warranties and information contained herein and in the Merger Agreement and the Separation and Distribution Agreement are true and correct in all material respects and the Parent shall have no indemnification obligations under Section 2.04(b) of the Tax Sharing Agreement.
     (hh) (i) Set forth on Schedule 4.01(hh) is a complete list, as of the Closing Date, of each of the FCC Licenses issued to the Parent or any of its Subsidiaries and, with respect to each such FCC License, the name of the licensee, the type of service that may be provided thereunder and the expiration date.
     (ii) Each of the Parent and its Subsidiaries has all necessary FCC Licenses required under the Communications Laws to own and operate its properties and carry on its businesses as now conducted and to execute and deliver the Loan Documents, to perform its obligations thereunder and to grant and perfect the Liens and security interests contemplated thereby, and for the exercise by the Secured Parties of their rights and remedies under the Loan Documents. Each such FCC License was validly issued to respective Subsidiary and is in full force and effect. The FCC Licenses constitute in all material respects all of the Approvals necessary for the operation of the Parent’s and its Subsidiaries’ business in the same manner as it is presently conducted.
     (iii) Each of the Parent and its Subsidiaries have taken all actions and performed all of their material obligations that are necessary to maintain each FCC License without adverse modification or impairment and no event has occurred which (A) results in, or after notice or lapse of time or both would result in, any revocation, suspension, materially adverse modification, non-renewal or termination, material impairment of value of, or any materially adverse order of forfeiture with respect to, any FCC License or (B) materially and adversely affects or in the future may be reasonably likely to materially adversely affect any of the rights of the Parent or any Subsidiary with respect to any FCC License (provided, however, that any events referred to in this subclause (B) shall be limited to those matters which are pending before the FCC).
     (iv) Neither the Parent nor any of its Subsidiaries (A) is a party to or has knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any court or regulatory body, including the FCC, or of any other proceedings which could in any manner threaten or adversely affect the validity or continued effectiveness of its or its Subsidiaries’ FCC Licenses or (B) has any reason to believe that any FCC License will not be renewed in the ordinary course, in each case to the extent such events could reasonably be expected to result in a Material Adverse Effect.
     (v) The Parent and its Subsidiaries have made all material filings which are required to be filed by it under the Communications Laws, including, without limitation, payments of all regulatory fees and assessments, and are in all material respects in compliance with the Communications Laws relating to the operation of any Network Facilities or to otherwise provide the services related to the Telecommunications Business of the Parent and its Subsidiaries or for the execution, delivery and performance by the Loan Parties of the Loan Documents and the grant and perfection of the Liens and security interests thereunder and the exercise by the Secured Parties of their rights and remedies under the Loan Documents.
     (vi) Each FCC License is currently held by an Eligible SPV.
ARTICLE V
COVENANTS OF THE LOAN PARTIES
     SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than any Unaccrued Indemnity Claims) or any Lender shall have any Commitment hereunder, each Loan Party will:
     (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and the Patriot Act.
     (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all material obligations and liabilities including, without limitation, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that no Loan Party shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable.
     (c) Compliance with Environmental Laws. Comply, and take commercially reasonable steps to cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with and as required pursuant to all applicable Environmental Laws; provided, however, that neither the Parent nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

     (d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain insurance, including, without limitation, hazard and business interruption insurance, with responsible and reputable insurance companies or associations and such insurance shall be maintained in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which any Loan Party or any of its Subsidiaries operates.
     (e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, material permits, licenses, approvals, privileges, franchises, FCC Licenses and other Approvals; provided, however, that the Parent and its Subsidiaries may consummate the Spin-Off, the Merger and any other merger or consolidation permitted under Section 5.02(d).
     (f) Visitation Rights. At any reasonable time and from time to time upon prior notice during normal business hours, permit any of the Agents or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Parent and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Parent and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, all at the expense of the Borrower; provided, however, that if (i) no Default or Event of Default shall be continuing, the Borrower shall not be required to pay for more than two visits or inspections during any calendar year and (ii) with respect to environmental inspections of the Properties, representatives of the Administrative Agent shall only have the right to inspect once every twelve months, unless the Administrative Agent has a reasonable basis to believe that a condition exists or an event has occurred which could reasonably be expected to give rise to material liabilities under applicable Environmental Laws.
     (g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Parent and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.
     (h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve in the ordinary course of business, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted; and do, and cause each of its Subsidiaries to do, all things necessary to obtain, renew, extend and continue in effect all FCC Licenses and Approvals which may at any time and from time to time be necessary for the Parent and its Subsidiaries to operate their businesses in compliance, in all material respects, with applicable law, to execute and deliver any Loan Documents from time to time, to perform their obligations under the Loan Documents, to grant and perfect the Liens and security interests contemplated thereby or for the exercise by the Secured Parties of their rights and remedies under the Loan Documents.
     (i) Covenant to Guarantee Obligations and Give Security. Subject to the Intercreditor Agreement, upon (v) the request of the Collateral Agent following the occurrence and during the continuance of an Event of Default, (w) the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party, (x) the acquisition of fee owned real property by a Loan Party or any of its Subsidiaries with a value in excess of $500,000 (a “New Owned Property”), (y) the entry into a new lease of real property in which rentable square footage exceeds 10,000 square feet (a “New Collateral Access Lease”) or (z) the acquisition of any personal property by any Loan Party or any of its Subsidiaries, and such property, in the judgment of the Collateral Agent, shall not already be subject to a perfected second priority (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations and to Permitted Liens) security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case at the Borrower’s expense:
     (i) in connection with the formation or acquisition of a Subsidiary that is not (x) a CFC or (y) a Subsidiary that is held directly or indirectly by a CFC, within 10 days after such formation or acquisition, cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,
     (ii) within 10 days after (A) such request furnish to the Collateral Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail reasonably satisfactory to the Collateral Agent and (B) such formation or acquisition, furnish to the Collateral Agent a description of the real and personal properties of such Subsidiary or the real and personal properties so acquired, in each case in detail reasonably satisfactory to the Collateral Agent,
     (iii) within 30 days after (A) such request or acquisition of property by any Loan Party or any of its Subsidiaries, duly execute and deliver, and cause each such Subsidiary of such Loan Party to duly execute and deliver, to the Collateral Agent such additional mortgages (with respect to fee owned real property), pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Collateral Agent, securing (subject to the Intercreditor Agreement) payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties and (B) such formation or acquisition of any new Subsidiary, duly execute and deliver and cause each Subsidiary to duly execute and deliver to the Collateral Agent mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to the Collateral Agent, securing (subject to the Intercreditor Agreement) payment of all of the Obligations of such Subsidiary under the Loan Documents; provided that (A) the stock of any Subsidiary held by a CFC shall not be pledged and (B) if such new property is Equity Interests in a CFC, only 66% of such Equity Interests shall be pledged in favor of the Secured Parties,
     (iv) notwithstanding anything to the contrary contained in this Section 5.01(i), (x) in connection with the acquisition of a New Owned Property, (A) within 10 days after such acquisition, furnish to the Administrative Agent a description, in detail reasonably satisfactory to the Administrative Agent, of such New Owned Property and (B) within 45 days after such acquisition, furnish to the Administrative Agent (1) each of the items set forth in Sections 5.01(q)(ii)(A), (ii)(B), (ii)(C), (ii)(D) and (ii)(F), mutatis mutandis, in each case in respect of such New Owned Property and (2) such other approvals, opinions or documents as the Administrative Agent may reasonably request, and (y) in connection with the entry into a New Collateral Access Lease, (A) within 10 days after entry into such New Collateral Access Lease, furnish to the Administrative Agent a description, in detail reasonably satisfactory to the Administrative Agent, of such lease and (B) within 45 days after entry into a New Collateral Access Lease, furnish to the Administrative Agent (1) a Collateral Access Agreement to the extent set forth in Section 5.01(q)(i), mutatis mutandis, in respect of such New Collateral Access Lease and (2) such other approvals, opinions or documents as the Administrative Agent may reasonably request,
     (v) within 30 days after such request, formation or acquisition, take, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC) to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.01(i), enforceable against all third parties in accordance with their terms,
     (vi) within 60 days after such request, formation or acquisition, deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Collateral Agent as to (1) the legal matters contained in Sections 5.01(i)(i), (iii), (iv) and (v) above, (2) such guaranties, guaranty supplements, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to the matters contained in Section 5.01(i)(v) above, (3) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties and (4) such other matters as the Collateral Agent may reasonably request,
     (vii) as promptly as practicable after such request, formation or acquisition, deliver, upon the request of the Collateral Agent in its sole discretion, to the Collateral Agent with respect to each parcel of real property owned by any Loan Party or any of its Subsidiaries and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC) title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Collateral Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Collateral Agent,
     (viii) upon the occurrence and during the continuance of an Event of Default, promptly cause to be deposited any and all cash dividends paid or payable to it or any of its Subsidiaries from any of its Subsidiaries from time to time into the Collateral Account, and with respect to all other dividends paid or payable to it or any of its Subsidiaries from time to time, promptly execute and deliver, or cause such Subsidiary to promptly execute and deliver, as the case may be, any and all further instruments and take or cause such Subsidiary to take, as the case may be, all such other action as the Collateral Agent may reasonably deem necessary or desirable in order to obtain and maintain from and after the time such dividend is paid or payable a perfected, second priority (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations) lien on and security interest in such dividends, and
     (ix) at any time and from time to time, promptly execute and deliver, and cause to execute and deliver, each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC) any and all further instruments and documents and take, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is a CFC or a Subsidiary that is held directly or indirectly by a CFC) to take, all such other action as the Collateral Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving (subject to the Intercreditor Agreement) the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements.
     (j) Further Assurances. (i) Promptly upon request by any Agent, or any Lender through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and
     (ii) Promptly upon request by any Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so, all subject to the terms and provisions of the Intercreditor Agreement.
     (k) Notices. Promptly notify the Administrative Agent and each Lender of (i) any material change in accounting policies or financial reporting practices by any Loan Party or any of its Subsidiaries, and (ii) the (A) occurrence of any disposition of property or assets for which the Borrower is required to make a mandatory repayment pursuant to Section 2.06(b)(ii), (B) sale or issuance of any Equity Interests (including, without limitation, the receipt of any capital contribution) for which the Borrower is required to make a mandatory repayment pursuant to Section 2.06(b)(ii), (C) incurrence or issuance of any Debt for which the Borrower is required to make a mandatory repayment pursuant to Section 2.06(b)(ii) and (D) receipt of any Extraordinary Receipts for which the Borrower is required to make a mandatory repayment pursuant to Section 2.06(b)(ii). Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

     (l) Performance of Related Documents. Perform and observe, and cause each of its Subsidiaries to perform and observe, in all material respects, all of the terms and provisions of each Related Document to be performed or observed by it, maintain each such Related Document in full force and effect in accordance with its terms, enforce such Related Document in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Related Document such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Related Document.
     (m) Preparation of Environmental Reports. At the request of the Administrative Agent or the Collateral Agent from time to time (but no more frequently than once every 12 months unless an Event of Default is continuing), provide to the Lenders within 60 Business Days after such request, at the expense of the Borrower, an environmental site assessment report for any of its or its Subsidiaries’ properties described in the Mortgages, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent or the Collateral Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent or the Collateral Agent reasonably determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent or the Collateral Agent may retain a nationally recognized environmental consulting firm to prepare such report at the expense of the Borrower, and the Parent hereby grants and agrees to cause any Subsidiary that owns any property described in the Mortgages to grant at the time of such request to the Agents, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.
     (n) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Parent or any of its Subsidiaries is a party, keep such leases in full force and effect in accordance with its terms and not allow (through any action or omission of Parent or any of its Subsidiaries) such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.
     (o) Interest Rate Hedging. Enter into on or prior to the date which is 60 days after the Effective Date, and maintain for a period of three years thereafter, interest rate Hedge Agreements with a Lender (or Lenders) covering a notional amount of not less than 50% of the sum of the “Term Advances” (as defined in the First Lien Facilities) plus the Advances and providing for such Lender (or Lenders ) to make payments thereunder for a period of no less than three years, all on terms reasonably satisfactory to the Administrative Agent.
     (p) Performance of Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect in accordance with its terms, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon such request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as such Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.
     (q) Conditions Subsequent. (i) Within 60-days after the Initial Extension of Credit, the Borrower shall use commercially reasonable efforts to obtain a Collateral Access Agreement, in substantially the form of Exhibit M attached hereto or in form otherwise reasonably satisfactory to the Administrative Agent, in each case, executed by the lessor under the applicable Collateral Access Leases. Notwithstanding anything to the contrary in this Agreement, if the Borrower shall fail to obtain the collateral access agreement with respect to any Collateral Access Lease within such 60-day period, after using commercially reasonable efforts to do so, the Borrower shall have no further obligation to execute and deliver to the Administrative Agent the same and the condition set forth in this Section 5.01(q)(i) with respect thereto shall be deemed to be satisfied by the Borrower. As used in this Section 5.01(q)(i), “commercially reasonable efforts” shall require the Borrower to commence and prosecute the matter referred to with diligence and in a manner consistent with customary business practices, but shall not require that the Borrower expend any sums of money except such sums which are designed to compensate a lessor for reasonable expenses in reviewing the applicable documentation (including reasonable legal fees). The Borrower shall promptly, upon request, provide the Administrative Agent with a report in reasonable detail summarizing the commercially reasonable efforts undertaken to obtain the collateral access agreements referenced in this Section 5.01(q)(i).
     (ii) Within 45 days after the Initial Extension of Credit (provided that so long as the Borrower shall have used commercially reasonable efforts to satisfy the conditions set forth below within such 45-day period, the Administrative Agent shall, upon the request of the Borrower, extend the 45-day period for such additional period as shall be requested by the Borrower, not to exceed 45 additional days; provided further that any additional extensions thereafter shall be subject to the approval of the Required Lenders), furnish to the Administrative Agent deeds of trust, trust deeds and mortgages in substantially the form of Exhibit E hereto (with such changes as may be reasonably satisfactory to the Administrative Agent and its counsel to account for local law matters) and otherwise in form and substance reasonably satisfactory to the Administrative Agent and covering the properties listed on Schedule 4.01(y) hereto (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 5.01(i), in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:
     (A) evidence that counterparts of the Mortgages have been either (x) duly recorded or (y) duly executed, acknowledged and delivered in form suitable for filing or recording, with all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid second (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations) and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or adequate provisions for their payment shall have been made,
     (B) with respect to the Owned Real Properties, fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements and in amount reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid second (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations) and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable,
     (C) with respect to the Owned Real Properties, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees have been paid, dated no more than 30 days before the date the related Mortgage is recorded, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Administrative Agent,
     (D) such consents and agreements of lessors and other third parties, and such estoppel letters and other confirmations, as the Administrative Agent may reasonably deem necessary or desirable,
     (E) evidence of the insurance required by the terms of the Mortgages,
     (F) Favorable opinions of local counsel for the Loan Parties (i) in states in which the Owned Real Properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, substantially in the form of Exhibit K hereto and otherwise in form and substance satisfactory to the Administrative Agent and including such assumptions and qualifications to account for local law matters as the Administrative Agent and its counsel shall approve in their reasonable discretion and (ii) in states in which the Loan Parties party to the Mortgages are organized or formed, with respect to the valid existence, corporate power and authority of such Loan Parties in the granting of the Mortgages in form and substance reasonably satisfactory to the Administrative Agent and including such assumptions and qualifications to account for local law matters as the Administrative Agent and its counsel shall approve in their reasonable discretion, and
     (G) evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to create valid second (subject only to the Lien of the First Lien Collateral Agent in favor of the holders of the First Lien Obligations) and subsisting Liens on the property described in the Mortgages has been taken.
     (iii) Within 45 days after the Initial Extension of Credit (which time period may be extended by an additional 45 days at the sole discretion of the Collateral Agent), the Borrower shall furnish to the Collateral Agent Account Control Agreements (as defined in the Security Agreement), Securities Account Control Agreements (as defined in the Security Agreement) or such other “control agreements” in form and substance reasonably satisfactory to the Collateral Agent covering all of the Loan Parties’ Account Collateral or Security Collateral (each as defined in the Security Agreement).
     SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than any Unaccrued Indemnity Claims) or any Lender shall have any Commitment hereunder, no Loan Party nor any of its Subsidiaries will, at any time:
     (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names any Loan Party or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:
     (i) Liens created under the Loan Documents;
     (ii) Permitted Liens for the Parent and its Subsidiaries;
     (iii) Liens existing on the date hereof and described on Schedule 4.01(x) hereto;
     (iv) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business or assumed by the Borrower or any of its Subsidiaries pursuant to a Permitted Asset Exchange, in each case to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(iii)(B) at any time outstanding;
     (v) Liens arising in connection with Capitalized Leases of the Borrower or any of its Subsidiaries permitted under Section 5.02(b)(iii)(C); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;
     (vi) Liens created under the First Lien Loan Documents securing obligations under the First Lien Loan Documents, in all cases subject to the provisions of the Intercreditor Agreement; and

     (vii) so long as no Default has occurred and is continuing, other Liens securing Debt of the Parent and its Subsidiaries outstanding in an aggregate principal amount not to exceed $1,750,000; provided that no such Lien shall extend to or cover any Collateral.
     (b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:
     (i) in the case of the Borrower,
     (A) Debt in respect of Hedge Agreements required pursuant to Section 5.01(o) or other Hedge Agreements designed to hedge against fluctuations in interest rates incurred in the ordinary course of business and consistent with prudent business practice; provided that the aggregate notional amount for all such Hedge Agreements shall not exceed $75,000,000 at any time, and
     (B) Debt owed to a wholly owned Subsidiary of the Borrower, which Debt (x) shall constitute Pledged Debt, (y) shall be on subordinated terms reasonably acceptable to the Administrative Agent and (z) shall be evidenced by promissory notes in form and substance reasonably satisfactory to the Administrative Agent and such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the Security Agreement;
     (ii) in the case of any Subsidiary of the Borrower, Debt owed to the Borrower or to a wholly owned Subsidiary of the Borrower, provided that, in each case, such Debt (x) shall constitute Pledged Debt, (y) shall be on terms reasonably acceptable to the Administrative Agent and (z) shall be evidenced by promissory notes in form and substance reasonably satisfactory to the Administrative Agent and such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the Security Agreement; and
     (iii) the Guaranties and, in the case of the Borrower and its Subsidiaries,
     (A) Debt under the Loan Documents,
     (B) (x) so long as no Default has occurred and is continuing, Debt secured by Liens permitted by Section 5.02(a)(iv) not to exceed in the aggregate $3,000,000 at any time outstanding, and (y) Debt assumed pursuant to a Permitted Asset Exchange and secured by Liens permitted by Section 5.02(a)(iv) not to exceed, together with any Debt assumed pursuant to clause (C)(y) below, $1,000,000,
     (C) (x) Capitalized Leases not to exceed in the aggregate $3,000,000 at any time outstanding, and (y) Capitalized Leases assumed pursuant to a Permitted Asset Exchange not to exceed, together with any Debt assumed pursuant to clause (B)(y) above, $1,000,000,

     (D) Debt of any Person that becomes a Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 5.02(f) which Debt does not exceed $3,000,000 in the aggregate and is existing at the time such Person becomes a Subsidiary of the Borrower,
     (E) the Surviving Debt and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Surviving Debt; provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents; provided further that the principal amount of such Surviving Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing; and provided further that the terms relating to this principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Surviving Debt being extended, refunded or refinanced and the interest rate applicable to any such extending, refunding or refinancing Debt does not exceed the then applicable market interest rate,
     (F) any Permitted Refinancing Debt in an aggregate principal amount not to exceed $120,000,000 at any one time outstanding,
     (G) Debt under the First Lien Facilities, and
     (H) so long as no Default has occurred and is continuing, other Debt of the Borrower in an aggregate principal amount not to exceed $1,750,000 at any one time outstanding.
     (c) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried as of the Closing Date, provided that, in any event, the Parent shall not engage in any business other than to own the Equity Interests of the Borrower.
     (d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:
     (i) the Parent and its Subsidiaries may consummate the Merger;
     (ii) any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower, and provided further that, in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor;

     (iii) any Subsidiary of the Borrower may merge into or consolidate with the Borrower, provided that the Borrower shall be the Person surviving such merger;
     (iv) in connection with any acquisition permitted under Section 5.02(f), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Subsidiary of the Borrower and the provisions of Section 5.01(i) shall have been complied with; and
     (v) in connection with any sale or other disposition permitted under Section 5.02(e)(iv), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;
provided, however, that in each case, immediately before and after giving effect thereto, no Default shall have occurred and be continuing.
     (e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:
     (i) sales of Inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire Inventory in the ordinary course of its business;
     (ii) in a transaction authorized by Section 5.02(d) (other than subsection (iv) thereof);
     (iii) sales, transfers or other dispositions of assets among the Borrower and Subsidiary Guarantors;
     (iv) sales, transfers or other dispositions from a Subsidiary of the Borrower to the Borrower;
     (v) the sale of any asset by the Borrower or any of its Subsidiaries (other than a bulk sale of Inventory and a sale of Receivables other than delinquent accounts for collection purposes only) so long as (A) no Default shall occur and be continuing, (B) the purchase price paid to the Borrower or such Subsidiary for such asset shall be no less than the fair market value of such asset at the time of such sale, (C) the purchase price for such asset shall be paid to the Borrower or such Subsidiary in at least 90% cash and (D) the fair market value of such asset, when added to the fair market value of all other assets sold by the Borrower and its Subsidiaries pursuant to this clause (v), shall not exceed $7,500,000 from the Effective Date through and including the Termination Date;
     (vi) a Permitted Asset Exchange;
     (vii) the sale, transfer or other disposition, in the ordinary course, of equipment no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries; and

     (viii) leases, subleases and licenses granted by the Borrower or any of its Subsidiaries in the ordinary course of its business that do not materially interfere with the conduct of the business of the grantor thereof;
provided that, in the case of sales of assets pursuant to clauses (v) and (vii) above, the applicable Loan Party shall, on the date of receipt by such Loan Party or any of its Subsidiaries of the Net Cash Proceeds from such sale, prepay the Advances pursuant to, and in the amount and order of priority set forth in, Section 2.06(b)(ii), as specified therein.
     (f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:
     (i) (A) equity Investments by the Parent and its Subsidiaries in their Subsidiaries outstanding on the date hereof and (B) additional equity Investments in Loan Parties;
     (ii) loans and advances to employees in the ordinary course of the business of the Loan Parties and their Subsidiaries as presently conducted in compliance with all applicable laws (including Sarbanes-Oxley) an aggregate principal amount not to exceed $500,000 at any time outstanding;
     (iii) Investments by the Loan Parties and their Subsidiaries in Cash Equivalents;
     (iv) Investments existing on the date hereof and described on Schedule 4.01(aa) hereto;
     (v) Investments by the Borrower in Hedge Agreements permitted under Section 5.02(b)(i)(A);
     (vi) Investments consisting of intercompany Debt permitted under Section 5.02(b);
     (vii) the purchase or other acquisition by the Borrower or any of its Subsidiaries of all of the Equity Interests in, or all or substantially all of the property and assets of, any Person that, upon the consummation thereof, will be wholly owned directly by the Borrower or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation) (such purchase or acquisition, a “Permitted Acquisition”); provided that, with respect to each purchase or other acquisition made pursuant to this clause (vii):
     (A) any such newly created or acquired Subsidiary shall be a Loan Party and comply with the requirements of Section 5.01(i);
     (B) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially in the newspaper publishing business;
     (C) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its

Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by the chief executive or financial officer of the Borrower), and the Borrower shall have given to the Administrative Agent at least 10 Business Days’ prior written notice of such purchase or other acquisition, which notice shall describe in reasonable detail the principal terms and conditions of such purchase or other acquisition and which notice shall be accompanied by the agreements and other documentation (to the extent available) evidencing such purchase or other acquisition;
     (D) (1) no cash consideration shall be paid to effect such purchase or other acquisition and (2) the total noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith (other than ordinary course liabilities and obligations)) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when added to the total consideration paid by or on behalf of the Borrower and its Subsidiaries after the Effective Date pursuant to this clause (vii), shall not exceed $10,000,000;
     (E) (1) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing, (2) immediately after giving effect to such purchase or other acquisition, the Parent and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 5.04, the Administrative Agent shall have received reasonable projections demonstrating pro forma compliance with such covenants through the Termination Date, such compliance to be determined on the basis of the financial statements most recently required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.03(b) or (c), as the case may be, as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby, and (3) on a pro forma basis shall contribute positively to net income of the Parent and its Subsidiaries (as adjusted for non-cash expenses) and shall generate free cash flow; and
     (F) Such Loan Party shall have delivered to the Administrative Agent, on behalf of the Lenders, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (vii) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;
     (viii) Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 5.02(f) in an aggregate amount not to exceed $3,000,000; provided that, with respect to each Investment made pursuant to this clause (viii):

     (A) such Investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Parent and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or persons performing similar functions) of the Parent or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by the chief executive or financial officer of the Parent);
     (B) such Investment shall be in property and assets which are part of, or in lines of business which are, substantially in the newspaper publishing business;
     (C) any determination of the amount of such Investment shall include all cash and noncash consideration (including, without limitation, the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith (other than ordinary course liabilities and obligations)) paid by or on behalf of the Parent and its Subsidiaries in connection with such Investment; and
     (D) (1) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Parent and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 5.04, such compliance to be determined on the basis of the financial statements most recently required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.03(b) or (c), as the case may be, as though such Investment had been consummated as of the first day of the fiscal period covered thereby; and
     (ix) a Permitted Asset Exchange.
     (g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Parent or to issue or sell any Equity Interests therein, except that so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
     (i) the Parent may:
     (A) declare and pay dividends and distributions payable only in common stock or preferred stock of the Parent;

     (B) except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Advances pursuant to Section 2.06(b), purchase, redeem, retire, defease or otherwise acquire shares of its capital stock with the proceeds received contemporaneously from the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights;
     (C) accept capital contributions; and
     (D) declare and pay cash dividends in respect of its Equity Interests to the extent permitted to be declared and paid to the Parent pursuant to Section 5.02(g)(ii)(A);
     (ii) the Borrower may:
     (A) declare and pay cash dividends in respect of its Equity Interests if after giving effect thereto the aggregate amount of such dividends would be less than (1) for each of the calendar years ending December 31, 2006 and December 31, 2007, $2,500,000 in the aggregate for each such calendar year and (2) for each calendar year ending on or after December 31, 2008, $5,000,000 in the aggregate for each such calendar year (it being understood that no cash dividends in respect of the Equity Interests in the Borrower may be declared or paid for the calendar year ending December 31, 2005); provided that immediately before and immediately after giving pro forma effect to any such cash dividends in respect of the Equity Interests in the Borrower, (x) no Default shall have occurred and be continuing, (y) the Parent and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 5.04, such compliance to be determined on the basis of the financial statements most recently required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.03(b) or (c), as the case may be, as though such cash dividend had been declared and paid as of the first day of the fiscal period covered thereby and (z) the Leverage Ratio, determined based on the financial statements most recently required to be delivered to the Administrative Agent and the Lenders pursuant to Section 5.03(b) or (c), as the case may be, as though such cash dividend had been declared and paid as of the first day of the fiscal period covered thereby, shall be less than 4.50: 1.00; and
     (B) accept capital contributions from the Parent;
     (iii) any Subsidiary of the Borrower may (A) declare and pay cash dividends to the Borrower, and (B) accept capital contributions from the Borrower; and
     (iv) each of the Parent and the Borrower may repurchase capital stock from employees of the Parent or the Borrower in an amount not to exceed $500,000 in any calendar year and $1,000,000 in the aggregate.
     (h) Amendments of Constitutive Documents, Etc. Amend, or permit any of its Subsidiaries to amend, (i) its certificate of incorporation or bylaws or other constitutive documents or (ii) any documents or instruments governing any Debt other than the Loan Documents, other than amendments that could not be reasonably expected to have a Material Adverse Effect or to adversely affect the interests of the Lenders.

     (i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) material accounting policies or reporting practices (except as required by generally acceptable accounting principles) or (ii) its Fiscal Year (except that the Parent and its Subsidiaries shall be entitled to change their Fiscal Year to a Fiscal Year ended June 30).
     (j) Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt (including the First Lien Facilities), except (i) subject to the Intercreditor Agreement, the prepayment of the Advances in accordance with the terms of this Agreement and (ii) regularly scheduled or required repayments or redemptions of Surviving Debt, or amend, modify or change in any manner any term or condition of any Surviving Debt, or permit any of its Subsidiaries to do any of the foregoing other than to prepay any Debt payable to the Borrower or any of its Subsidiaries that are Loan Parties.
     (k) Amendment, Etc., of Related Documents. Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, amend, modify or change in any material respect any term or condition of any Related Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document or take any other action in connection with any Related Document, in each case that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of any Agent or any Lender, or permit any of its Subsidiaries to do any of the foregoing.
     (l) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Secured Parties or (ii) in connection with (A) the First Lien Facilities, in effect on the date hereof, (B) any purchase money Debt permitted by Section 5.02(b)(iii)(B) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt or (C) any Capitalized Lease permitted by Section 5.02(b)(iii)(C) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto.
     (m) Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, except that any Subsidiary the sole asset of which consists of its interest in a partnership or joint venture may become a general partner in any general or limited partnership or joint venture.
     (n) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.
     (o) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Parent or any Subsidiary of the Parent (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) any agreement or instrument evidencing Surviving Debt or the First Lien Facilities, in each case as in effect on the date hereof, and (iii) any agreement in effect at the time a Person first became a Subsidiary of the Parent, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Parent.
     (p) Amendment, Etc., of Material Contracts. Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify in any material respect any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract, in each case that would impair the value of the interest or rights of any Loan Party or any of its Subsidiaries thereunder or that would impair the interest or rights of any Agent or any Lender, or permit any of its Subsidiaries to do any of the foregoing; provided however notwithstanding the foregoing, the Parent and its Subsidiaries shall be entitled to cancel or terminate any Material Contracts related to the sports marketing business in the ordinary course so long as the effect of such cancellation or termination shall be identified in the reports set forth in Section 5.03(e).
     (q) Management, Brokerage and Advisory Fees, Etc. Enter, or permit any of its Subsidiaries to enter, into any arrangement for the payment of, or pay, brokers, management, advisory or similar fees, other than any such fees incurred in the ordinary course of business or in connection with a Permitted Acquisition, but in any case not to exceed $500,000 for the term of this Agreement.
     (r) Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Parent, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Parent or such Subsidiary as would be obtainable by the Parent or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (i) transactions between or among the Borrower and any Subsidiary Guarantors or between or among any Subsidiary Guarantors, (ii) transactions, arrangements, fees reimbursements and indemnities specifically and expressly permitted between or among such parties under this Agreement, (iii) reasonable compensation and indemnities to officers and directors (including any payments in respect of directors’ and officers’ liability insurance) and (iv) the transactions with Affiliates of the Parent described in the Section of the Registration Statement entitled “Interests of Certain Persons in the Transactions”.
     SECTION 5.03. Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than any Unaccrued Indemnity Claims) or any Lender shall have any Commitment hereunder, the Borrower will furnish to the Agents and the Lenders:
     (a) Default Notice. As soon as possible and in any event within five days after a Responsible Officer becomes aware of the occurrence of a Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to this Section 5.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Documents that have been breached.
     (b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Parent and its Subsidiaries, including therein a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for such Fiscal Year, in each case accompanied by (i) an opinion acceptable to the Required Lenders as to such audit report of PricewaterhouseCoopers LLP or other independent public accountants of recognized standing reasonably acceptable to the Required Lenders and (ii) to the extent required by applicable law, a report of such independent public accountants as to the Parent’s internal controls required under Section 404 of Sarbanes-Oxley, in each case certified in a manner reasonably acceptable to the Required Lenders, together with (x) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Parent and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof and (y) a certificate of the Chief Financial Officer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.
     (c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such quarter and Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and the absence of footnotes) by the Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenant contained in Section 5.04, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP; and as soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, an internal report of the operations of the Parent and its Subsidiaries for such fiscal quarter, setting forth for each of the segments and properties of the Parent and its Subsidiaries, operational figures in each case in comparative form to the budgets for such fiscal quarter and to the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail as requested by the Administrative Agent.
     (d) Monthly Financials. As soon as available and in any event (i) within 45 days after the end of a calendar month which is also the last month of any Fiscal Year and (ii) within 30 days after the end of each other calendar month (except for the end of a month which is also the end of one of the first three quarters of any Fiscal Year), a Consolidated statement of income of the Parent and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month and a Consolidated statement of income of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, and beginning with the first month ended in Fiscal Year 2007, setting forth in each case in comparative form the corresponding figures for the comparable period of the previous Fiscal Year, all in reasonable detail and duly certified by the Chief Financial Officer of the Borrower.
     (e) Annual Forecasts. As soon as available and in any event no later than 60 days after the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of (i) balance sheets, income statements and cash flow statements on a quarterly basis for the Fiscal Year following such Fiscal Year and (ii) quarterly calculation of the financial covenant set forth in Section 5.04 for the Fiscal Year following such Fiscal Year.
     (f) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f).
     (g) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the SEC or any governmental authority that may be substituted therefor, or with any national securities exchange.
     (h) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.03.
     (i) Agreement Notices. Promptly upon receipt thereof, copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Related Document or Material Contract or instrument, indenture, loan or credit or similar agreement regarding or related to any material breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of such Loan Party or otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any Related Document or Material Contract or instrument, indenture, loan or credit or similar agreement and, from time to time upon the reasonable request by the Administrative Agent, such information and reports regarding the Related Documents, the Material Contracts and such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request.
     (j) ERISA. (i) ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.
     (ii) Plan Terminations. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

     (iii) Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.
     (iv) Multiemployer Plan Notice. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).
     (k) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) be reasonably likely to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.
     (l) Real Property If requested by the Administrative Agent, within 30 days after such request, a report supplementing Schedules 4.01(y), 4.01(z)(1), 4.01(z)(2) and 5.01(q) hereto, including an identification of all owned and leased real property disposed of by such Loan Party or any of its Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.
     (m) Insurance. If requested by the Administrative Agent, within 30 days after such request, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as any Agent, or any Lender through the Administrative Agent, may reasonably specify.
     (n) FCC Matters. Promptly and in any event within ten days of receipt thereof, copies of all written notices and communications received from the FCC or any other Governmental Authority which (i) relates to any forfeiture, non-renewal, cancellation, revocation, suspension, impairment or termination of, or any other adverse development with respect to, any FCC License or (to the extent that it is material to the business of the Parent or any of its Subsidiaries) any other Approval or (ii) has, or could be reasonably likely to have a Material Adverse Effect; provided however, that the provisions of this subsection (n) shall not apply to license cancellations, transmitter deletions or relocations, or other license modifications that the Parent and its Subsidiaries, in the exercise of their discretion, reasonably determine to be necessary to the operation of the Telecommunications Business of the Parent and its Subsidiaries.
     (o) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

     (p) Borrower Materials. The Parent and the Borrower hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Parent or the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent, the Borrower or their securities) (each, a “Public Lender”). Each of the Parent and the Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Parent and the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Parent, the Borrower or their securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.
     SECTION 5.04. Leverage Ratio. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than any Unaccrued Indemnity Claims) or any Lender shall have any Commitment hereunder, the Parent will not permit the Leverage Ratio as of the last day of any fiscal quarter set forth below to be greater than the ratio set forth below for such quarter:

Fiscal Quarter	March 31	June 30	September 30	December 31
2006	7.00 : 1.00	7.00 : 1.00	6.75: 1.00	6.25 : 1.00
2007	6.25 : 1.00	5.75 : 1.00	5.75 : 1.00	5.25 : 1.00
2008	5.25 : 1.00	4.75 : 1.00	4.75 : 1.00	4.25 : 1.00
2009	4.25 : 1.00	3.75 : 1.00	3.75 : 1.00	3.75 : 1.00
2010	3.75 : 1.00	3.75 : 1.00	3.75 : 1.00	3.75 : 1:00
          For purposes of calculating the Leverage Ratio, the components of the Leverage Ratio shall be adjusted on a pro forma Consolidated basis, in a manner reasonably acceptable to the Administrative Agent, to include, as of the first day of any applicable period, any permitted acquisition under Section 5.02(f)(vii) or any Permitted Assets Exchange consummated during such period.
ARTICLE VI
EVENTS OF DEFAULT
     SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any

Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within 3 Business Days after the same shall become due and payable; or
     (b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or
     (c) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(e), (f), (i), (m), (o) or (q), 5.02, 5.03(a), (b), (c), (d), (e), (f) or (i) or 5.04; or
     (d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender; or
     (e) (i) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of the First Lien Facilities when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) any other “Event of Default” (as defined under the First Lien Facilities) shall have occurred and be continuing and such default shall have continued unremedied or uncured for 45 days; or (iii) the First Lien Facilities shall be declared to be due and payable (or automatically shall have become due and payable) prior to the stated maturity of the First Lien Facilities as a result of an “Event of Default” (as defined in the First Lien Facilities); or (iv) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any other Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $2,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries (but excluding the First Lien Obligations or Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or (v) any Loan Party or any of its Subsidiaries shall default in the observance or performance of any other agreement or condition under the First Lien Facilities giving rise to an Event of Default thereunder and the “Administrative Agent” under the First Lien Facilities, on behalf of the holders of the First Lien Obligations, exercises any of the remedies pursuant to Section 6.01 of the First Lien Facilities; or
     (f) any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 75 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or
     (g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $2,000,000 or otherwise material to the Parent and its Subsidiaries, taken as a whole, shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 40 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance in favor of such Loan Party or Subsidiary from an insurer that is rated at least “A” by A.M. Best Company, which policy covers full payment thereof (less any deductible) and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or
     (h) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of 40 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (i) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(i) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or
     (j) any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(i) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby (or any Loan Party shall so assert or shall take any action to discontinue or to assert the invalidity or unenforceability thereof); or
     (k) a Change of Control shall occur; or
     (l) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $2,000,000; or
     (m) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $2,000,000 or requires payments exceeding $500,000 per annum; or
     (n) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $2,000,000; or
     (o) the Obligations of the Loan Parties under the Loan Documents shall fail to constitute “Senior Debt” (or any comparable term) or shall fail to constitute the sole “Designated Senior Debt” (or any comparable term) under the provisions of any Subordinated Debt; or
     (p) (i) any material Approval necessary for the ownership or operations of the Parent or any Subsidiary or for the execution or delivery by the Parent or any Subsidiary of any Loan Document from time to time, the performance by the Parent or any Subsidiary of its obligations under the Loan Documents, the grant and perfection of the Liens and security interests contemplated thereby or for the exercise by the Secured Parties of their rights and remedies under the Loan Documents shall expire, and on or prior to such expiration, the same shall not have been renewed or replaced by another Approval authorizing substantially the same operations by such Person; (ii) any material Approval necessary for the ownership or operations of the Parent or any Subsidiary or for the execution or delivery by the Parent or any Subsidiary of any Loan Document from time to time, the performance by the Parent or any Subsidiary of its obligations under the Loan Documents, the grant and perfection of the Liens and security interests contemplated thereby or for the exercise by the Secured Parties of their rights and remedies under the Loan Documents shall be canceled, revoked, terminated, rescinded, annulled, suspended, or modified in a materially adverse respect, or shall no longer be in full force and effect, or the grant or the effectiveness thereof shall have been stayed, vacated, reversed, or set aside; (iii) the Parent or any Subsidiary is required by any Governmental Authority to halt construction or operations under any material Approval and such action shall continue uncorrected for 90 days after the applicable entity has received notice thereof; or (iv) any Governmental Authority shall make any other adverse determination which, in each case has, or could be reasonably likely to have, a Material Adverse Effect;
then, and in any such event, subject to the terms of the Intercreditor Agreement, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all or any portion of the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all or such portion, as applicable, of the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code or the commencement of any case or proceeding under the Federal Bankruptcy Code with respect to the Borrower, the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower to the extent permitted by applicable law.

ARTICLE VII
THE AGENTS
     SECTION 7.01. Authorization and Action. (a) Each Lender hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Obligations of the Loan Parties), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.
          (b) In furtherance of the foregoing, each Lender (in its capacity as a Lender) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Supplemental Collateral Agents appointed by the Collateral Agent pursuant to Section 7.01(c) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VII (including, without limitation, Section 7.05) as though the Collateral Agent (and any such Supplemental Collateral Agents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.
          (c) Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Collateral Agent may also from time to time, when the Collateral Agent reasonably deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 7.01(c) in the absence of such Agent’s gross negligence or willful misconduct.

     SECTION 7.02. Agents’ Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may treat the payee of any Note as the holder thereof until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of any other Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Assignment and Acceptance, in each case as provided in Section 9.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.
     SECTION 7.03. Wachovia and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, if any, Wachovia shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wachovia in its individual capacity. Wachovia and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Wachovia was not an Agent and without any duty to account therefor to the Lenders. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.
     SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
     SECTION 7.05. Indemnification. (a) Each Lender severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.
          (b) For purposes of this Section 7.05, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.
     SECTION 7.06. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, in consultation with the Borrower, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
     SECTION 7.07. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.07, 2.08 and 9.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 9.04.
          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     SECTION 7.08. Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by the Collateral Agent (and/or the Lenders) under any Loan Document, (i) upon termination of the Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations not yet accrued and payable), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document (unless the transferee would be required to grant a Lien thereon under the Loan Documents), (iii) subject to Section 9.01, if approved, authorized or ratified in writing by the Required Lenders or (iv) if authorized pursuant to the Intercreditor Agreement; and
     (b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 7.08.
     SECTION 7.09. Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent”, “book manager”, “bookrunner”, “lead arranger”, “co-arranger” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than to the extent expressly set forth herein and, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
     SECTION 7.10. Intercreditor Agreement. Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.07) hereby (a) acknowledges that Wachovia is acting under the Intercreditor Agreement in multiple capacities as the Administrative Agent and the Collateral Agent, as well as the administrative agent and the collateral agent under the First Lien Facilities and (b) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Wachovia any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.07) hereby authorizes and directs Wachovia to enter into the Intercreditor Agreement on behalf of such Lender and agrees that Wachovia, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.
ARTICLE VIII
GUARANTY
     SECTION 8.01. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest (including Post Petition Interest), premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.
          (b) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Subsidiary Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Subsidiary Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance (after taking into account the provisions of paragraph (c) below).
          (c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other

Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.
     SECTION 8.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
     (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;
     (c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
     (d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;
     (e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;
     (f) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);
     (g) the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or
     (h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.
     SECTION 8.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.
          (b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
          (c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.
          (d) Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.
          (e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.
          (f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.
     SECTION 8.04. Payments Free and Clear of Taxes, Etc. Any and all payments made by any Guarantor under or in respect of this Guaranty or any other Loan Document shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future Taxes and subject to the limitations set forth herein.
     SECTION 8.05. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the cash payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Termination Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders, the Administrative Agent and their successors, and permitted transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations hereunder (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 9.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent.
     SECTION 8.06. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Termination Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.
     SECTION 8.07. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit L hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “ this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.
     SECTION 8.08. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.08:

     (a) Prohibited Payments, Etc. Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
     (b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.
     (c) Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.
     (d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).
ARTICLE IX
MISCELLANEOUS
     SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by the Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent on their behalf upon its receipt of the consent thereof) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Article VI) without the written consent of such Lender or extend or increase the amount of the aggregate Commitments under any Facility without the written consent of such Lender;
     (b) postpone any date scheduled for any payment of principal or interest or premiums under Section 2.04, 2.06(c) or 2.07, or any date fixed by the Administrative Agent for the payment of fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (c) reduce the principal of, or the rate of interest or premiums specified herein on, any Advance, or (subject to clause (iii) of the second proviso to this Section 9.01) any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Advance or to reduce any fee payable hereunder;
     (d) change any provision of this Section 9.01 without the written consent of each Lender, or change (i) the definition of “Required Lenders” without the written consent of each Lender or (ii) any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
     (e) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or
     (f) except in connection with a disposition permitted under Section 5.02(e), release all or a material portion of the value of the Guaranty, without the written consent of each Lender;
and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 9.07(j) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Advances are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (i) in writing (including telegraphic, telecopy or electronic communication) and mailed, telegraphed, telecopied or delivered or (ii) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b), if to any Loan Party, to the Borrower at its address at 546 East Main Street, Attention: Frederick Erickson, Fax: (859) 226-4308, E-mail Address: fred.erickson@hostcommunications.com; with a copy to (which shall not constitute notice): Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, Attention: Janice K. Smith, Fax: (212) 969-2900, E-mail Address: JKSmith@proskauer.com; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Administrative Agent or the Collateral Agent, at its address at 201

South College Street, Charlotte, NC 28288, Attention: Colleen Murphy – Agency Services, Facsimile: 704-383-3612, E-mail: colleen.murphy@wachovia.com, with a copy to 301 South College Street, Charlotte, NC 28288, Attention: Jennifer Loew/Joe Mynatt – Portfolio Management, Facsimile: 704-383-1625, E-mail: jennifer.loew@wachovia.com / joe.mynatt@wachovia.com; provided, however, that materials and information described in Section 9.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied, or e-mailed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or sent by electronic communication, respectively, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes shall be effective as delivery of an original executed counterpart thereof.
          (b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing or other Extension of Credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. Subject to the provisions of Section 5.03(p), the Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on SyndTrack or a substantially similar electronic transmission system (the “Platform”).
          (c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, THE PARENT, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO

HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          (d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
     SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     SECTION 9.04. Costs and Expenses. (a) The Loan Parties agree to pay from time to time on demand (i) all costs and expenses of each Agent and Arranger in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under (in each case whether or not effective), the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent or Arranger as to its rights and responsibilities, or the perfection, protection, interpretation or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of each Agent and Arranger and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender with respect thereto).
          (b) The Loan Parties agree to indemnify, defend and save and hold harmless each Agent, each Arranger, each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facility, the actual or proposed use of the proceeds of the Advances, the Transaction Documents or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition (including, without limitation, the Transaction) of all or any portion of the Equity Interests in or Debt securities or substantially all of the assets of the Borrower, the Gray Businesses or Bull Run and its Subsidiaries or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan

Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. Each Loan Party also agrees that, without the prior written consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned), neither it nor any of its Affiliates will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (a) includes a full and unconditional written release of each Indemnified Party from all liability arising out of such claim, action or proceeding and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.
          In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against any Loan Party or any of its Subsidiaries or Affiliates in which such Indemnified Party is not named as a defendant, such Loan Party agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and expenses of its legal counsel. Each Loan Party also agrees not to assert any claim against any Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the Advances, the Transaction Documents or any of the transactions contemplated by the Transaction Documents.
          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.07(a), or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
          (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

          (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Loan Parties contained in Sections 2.10 and 2.12 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.
     SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01 or otherwise with the consent of the Required Lenders, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.
     SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party and each Agent and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender and their respective successors and assigns, except that the Loan Parties shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
     SECTION 9.07. Assignments and Participations. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) except in the case of an assignment to a Person that immediately prior to such assignment was a Lender, an Affiliate of a Lender or an Approved Fund of any Lender, each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Facility (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Administrative Agent) under the Facility, (iii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender, such assignment shall be approved by the Administrative Agent, (iv) each such assignment shall be to an Eligible Assignee, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Loan Parties pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either one or more Loan Parties or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such

Lender under this Agreement, (vi) except in the case of any such assignment by a Lender to a Lender, or an Affiliate or Approved Fund of such Lender, no such assignments shall be permitted without the consent of the Administrative Agent until the Administrative Agent shall have notified the Lenders that syndication of the Commitments hereunder has been completed and (vii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and (except in the case of any such assignment by a Lender to an Affiliate or Approved Fund of such Lender) a processing and recordation fee of $3,500; provided, however, that for each such assignment made as a result of a demand by the Loan Parties pursuant to this Section 9.07(a), the Loan Parties shall pay to the Administrative Agent the applicable processing and recordation fee. Notwithstanding anything contained to the contrary in this Section 9.07(a), a Lender may assign any or all of its rights under the Loan Documents to an Affiliate of such Lender or an Approved Fund of such Lender without delivering an Assignment and Acceptance to Administrative Agent (a “Related Party Assignment”); provided, that, (1) Borrower, Guarantors and Agents may continue to deal solely and directly with such assigning Lender until an Assignment and Acceptance has been delivered to the Administrative Agent for recordation on the Register, (2) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Administrative Agent shall not affect the legality, validity, or binding effect of such assignment, and (3) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or an Approved Fund of such Lender shall be effective as of the date specified in such Assignment and Acceptance.
          (b) Upon such execution, delivery, acceptance, if required, and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
          (c) By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan

Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
     (d) The Administrative Agent, acting for this purpose (but only for this purpose) as agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment under each Facility of, and principal amount of the Advances (the “Registered Loans”) owing under each Facility to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and the Related Party Register (as defined below) shall be available for inspection by the Loan Parties or any Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. In the case of a Related Party Assignment, the Lender making such Related Party Assignment shall, acting solely for this purpose as the non-fiduciary agent of the Borrower, maintain a comparable register (the “Related Party Register”).
     (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such arrangement has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.
     (f) Each Lender may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Loan Parties, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral. The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.10, 2.11, 2.12, 8.04 and 9.04(b) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender, provided such participant agrees to be subject to Section 2.13 as though it were a Lender. A participant shall not be entitled to receive any greater payment under Sections 2.10 and 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent.
          (g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Loan Parties furnished to such Lender by or on behalf of the Loan Parties; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.
          (h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Advances owing to it and the Note or Notes (if any) held by it) in favor of any other lender or group of lenders that provide financing to such lender or any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
          (i) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
          (j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Loan Parties (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 and 2.12 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Loan Parties and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.
          (k) In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register, acting solely for this purpose as a non-fiduciary agent of the Borrower, on which it enters the name of all participants in the Registered Loans held by it (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Loan Parties at any reasonable time and from time to time upon reasonable prior notice.
          (l) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of the assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.
          (m) Each assignment made as a result of a demand by the Loan Parties pursuant to Section 9.07 shall be arranged by the Loan Parties after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement.
          (n) Each Lender will, so long as no Event of Default shall have occurred and be continuing, if demanded by the Loan Parties in accordance with Section 2.10(e) upon at least five Business Days’ notice to such Lender and the Administrative Agent, assign all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it) in compliance with this Section 9.07.
     SECTION 9.08. Execution in Counterparts; Intercreditor Agreement. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement is subject in its entirety to the terms and provisions of the Intercreditor Agreement.

     SECTION 9.09. [Intentionally Omitted].
     SECTION 9.10. Confidentiality. Neither any Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender, (e) in connection with any litigation or proceeding to which such Agent or such Lender or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.
     SECTION 9.11. Release of Collateral. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.
     SECTION 9.12. Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Parent and the Borrower shall, and shall cause each of their Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
     SECTION 9.13. FCC Compliance. Notwithstanding anything to the contrary in this Agreement and the other Loan Documents, no party hereto or thereto shall, without first obtaining the approval of the FCC, take any action under this Agreement or the other Loan Documents that would constitute or result in an assignment of any FCC License, or a change of control over the holder of any FCC License, to the extent that such assignment or change of control would require, under any laws applicable at the time, such prior approval of the FCC. Further, no party may take a security interest in any of the FCC Licenses, except that (i) if at any time and to the extent such grant of a security interest in any FCC License shall be permitted by the Communications Laws, then the applicable Loan Party, in accordance with Section 1 of the Security Agreement, shall at such time be deemed to have granted a security interest in such FCC License in accordance therewith and (ii) in any case, the rights to receive, and any interest in, all proceeds of, or monies or other consideration received or receivable from or attributable to the sale, transfer, assignment or other disposition of , any FCC License (to the extent a direct security interest in such FCC License shall not have been granted by virtue of the Loan Documents) shall be subject to the security interest granted pursuant to Section 1 of the Security Agreement.
     SECTION 9.14. JURISDICTION, ETC. (a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL

COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION.
          (b) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     SECTION 9.15. GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 9.16. Market Flex. The Loan Parties and the Lenders hereby agree that they will execute any amendments to the Loan Documents deemed advisable by the Arrangers, after consultation with the Parent, to change all or any of the terms of the Loan Documents that the Arrangers determine are advisable in order to ensure a successful syndication of the Commitments or Advances under this Agreement, subject to the limitations contained in the Fee Letter.
     SECTION 9.17. WAIVER OF JURY TRIAL. EACH OF THE LOAN PARTIES, THE AGENTS AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF ANY AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TRIPLE CROWN MEDIA, INC.,
as the Parent and a Guarantor

By /s/ Frederick J. Erickson

Name: Frederick J. Erickson
Title: Chief Financial Officer and Secretary

TRIPLE CROWN MEDIA, LLC,
as the Borrower

By	TRIPLE CROWN MEDIA, INC., its sole member

By /s/ Frederick J. Erickson

Name: Frederick J. Erickson
Title: Chief Financial Officer and Secretary

BR ACQUISITION CORP.,
as a Guarantor

By /s/ Frederick J. Erickson

Name: Frederick J. Erickson
Title: Chief Financial Officer

BR HOLDING, INC.,
as a Guarantor

By /s/ Frederick J. Erickson

Name: Frederick J. Erickson
Title: Vice President — Finance

DATASOUTH COMPUTER CORPORATION,
as a Guarantor

By /s/ Frederick J. Erickson

Name: Frederick J. Erickson
Title: Vice President – Finance & Administration

GRAYLINK LLC,
as a Guarantor

By /s/ Frederick J. Erickson

Name: Frederick J. Erickson
Title: Vice President, Secretary and Treasurer

GRAY PUBLISHING, LLC,
as a Guarantor

By /s/ Frederick J. Erickson

Name: Frederick J. Erickson
Title: Vice President, Secretary and Treasurer

HOST COMMUNICATIONS, INC.,
as a Guarantor

By /s/ Frederick J. Erickson

Name: Frederick J. Erickson
Title: Vice President

PORTA-PHONE PAGING LICENSEE CORP.,
as a Guarantor

By /s/ Frederick J. Erickson

Name: Frederick J. Erickson
Title: Vice President, Secretary and Treasurer

HOOP-IT-UP INTERNATIONAL, INC.,
as a Guarantor

By /s/ Frederick J. Erickson

Name: Frederick J. Erickson
Title: Vice President, Secretary and Treasurer

CAPITAL SPORTS PROPERTIES, INC.,
as a Guarantor

By /s/ Frederick J. Erickson

Name: Frederick J. Erickson
Title: Vice President, Secretary and Treasurer

Agents and Initial Lenders:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Collateral Agent,
Initial Issuing Bank and Initial Lender

By /s/ Arthur Burns

Name: Arthur Burns
Title: Vice President

BANK OF AMERICA, N.A.,
as Syndication Agent and Initial Lender

By /s/ Christopher G. Mathon

Name: Christopher G. Mathon
Title: Managing Director